Exhibit 99.1

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
CF Industries Holdings, Inc.:

We have audited the consolidated balance sheets of CF Industries Holdings, Inc. and subsidiaries (the Company) as of December 31, 2009 and 2008, and the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows for each of the years in the three-year period ended December 31, 2009. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CF Industries Holdings, Inc. and subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 3 to the consolidated financial statements, on January 1, 2009, the Company adopted the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 810—Consolidation, that pertain to the standard formerly known as Statement of Financial Accounting Standards (SFAS) No. 160—Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 and the provisions of ASC Topic 260—Earnings Per Share, that pertain to the standard formerly known as FSP No. EITF 03-6-1—Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities, and retrospectively applied these standards to all periods presented in the consolidated financial statements.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of CF Industries Holdings, Inc.’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 25, 2010 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ KPMG LLP

Chicago, Illinois

February 25, 2010, except for Notes 9, 34, and 36,
as to which the date is April 15, 2010

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,
	2009	2008	2007
	(in millions, except per share amounts)
Net sales	$2,608.4	$3,921.1	$2,756.7
Cost of sales	1,769.0	2,698.4	2,086.7
Gross margin	839.4	1,222.7	670.0
Selling, general and administrative	62.9	68.0	65.2
Other operating - net	96.7	4.5	3.2
Operating earnings	679.8	1,150.2	601.6
Interest expense	1.5	1.6	1.7
Interest income	(4.5)	(26.1)	(24.4)
Other non-operating - net	(12.8)	(0.7)	(1.6)
Earnings before income taxes and equity in earnings (loss) of unconsolidated affiliates	695.6	1,175.4	625.9
Income tax provision	246.0	378.1	199.5
Equity in earnings (loss) of unconsolidated affiliates - net of taxes	(1.1)	4.2	0.9
Net earnings	448.5	801.5	427.3
Less: Net earnings attributable to the noncontrolling interest	82.9	116.9	54.6
Net earnings attributable to common stockholders	$365.6	$684.6	$372.7

Net earnings per share attributable to common stockholders
Basic	$7.54	$12.35	$6.70
Diluted	$7.42	$12.13	$6.56
Weighted average common shares outstanding
Basic	48.5	55.4	55.7
Diluted	49.2	56.4	56.8

See Accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year ended December 31,
	2009	2008	2007
	(in millions)

Net earnings	$448.5	$801.5	$427.3

Other comprehensive income (loss):
Foreign currency translation adjustment	7.3	(10.1)	7.6
Unrealized gain (loss) on securities - net of taxes	23.7	(14.5)	0.1
Defined benefit plans - net of taxes	4.3	(34.1)	8.2
	35.3	(58.7)	15.9
Comprehensive income	483.8	742.8	443.2
Less: Comprehensive income attributable to the noncontrolling interest	86.2	112.2	58.3
Comprehensive income attributable to common stockholders	$397.6	$630.6	$384.9

See Accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2009	2008
	(in millions, except share and per share amounts)
Assets
Current assets:
Cash and cash equivalents	$697.1	$625.0
Short-term investments	185.0	—
Accounts receivable	167.4	175.1
Inventories - net	207.8	588.6
Prepaid income taxes	14.7	26.3
Other	11.1	18.2
Total current assets	1,283.1	1,433.2
Property, plant and equipment - net	793.8	661.9
Goodwill	0.9	0.9
Asset retirement obligation escrow account	36.5	28.8
Investments in and advances to unconsolidated affiliates	45.6	44.8
Investments in auction rate securities	133.9	177.8
Investment in marketable equity securities	160.2	—
Other assets	40.9	40.2
Total assets	$2,494.9	$2,387.6
Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$172.5	$207.9
Income taxes payable	—	14.1
Customer advances	159.5	347.8
Notes payable	—	4.1
Deferred income taxes	52.6	52.1
Distributions payable to noncontrolling interest	92.1	106.0
Other	3.1	86.1
Total current liabilities	479.8	818.1
Notes payable	4.7	—
Deferred income taxes	68.3	6.2
Other noncurrent liabilities	197.2	212.6
Contingencies (Note 31)
Equity:
Stockholders’ equity:
Preferred stock - $0.01par value, 50,000,000 shares authorized	—	—
Common stock - $0.01 par value, 500,000,000 shares authorized, 2009 - 48,569,985 and 2008 - 48,391,584 shares outstanding	0.5	0.5
Paid-in capital	723.5	709.4
Retained earnings	1,048.1	703.4
Accumulated other comprehensive loss	(43.2)	(75.2)
Total stockholders’ equity	1,728.9	1,338.1
Noncontrolling interest	16.0	12.6
Total equity	1,744.9	1,350.7
Total liabilities and equity	$2,494.9	$2,387.6

See Accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF EQUITY

	Common Stockholders
	$0.01 Par				Accumulated
	Value				Other	Total
	Common	Treasury	Paid-In	Retained	Comprehensive	Stockholders’	Noncontrolling	Total
	Stock	Stock	Capital	Earnings	Income (Loss)	Equity	Interest	Equity
	(in millions)
Balance at December 31, 2006	$0.6	$—	$751.2	$48.6	$(33.4)	$767.0	$13.6	$780.6
Net earnings	—	—	—	372.7	—	372.7	54.6	427.3
Other comprehensive income
Foreign currency translation adjustment	—	—	—	—	3.9	3.9	3.7	7.6
Unrealized gain on securities - net of taxes	—	—	—	—	0.1	0.1	—	0.1
Defined benefit plans - net of taxes	—	—	—	—	8.2	8.2	—	8.2
Comprehensive income						384.9	58.3	443.2
Issuance of $0.01 par value common stock under employee stock plans	—	—	16.6	—	—	16.6	—	16.6
Stock-based compensation expense	—	—	9.7	—	—	9.7	—	9.7
Excess tax benefit from stock-based compensation	—	—	13.3	—	—	13.3	—	13.3
Cash dividends ($0.08 per share)	—	—	—	(4.5)	—	(4.5)	—	(4.5)
Distributions declared to noncontrolling interest	—	—	—	—	—	—	(57.6)	(57.6)
Effect of exchange rates changes	—	—	—	—	—	—	3.0	3.0
Balance at December 31, 2007	$0.6	$—	$790.8	$416.8	$(21.2)	$1,187.0	$17.3	$1,204.3
Net earnings	—	—	—	684.6	—	684.6	116.9	801.5
Other comprehensive income
Foreign currency translation adjustment	—	—	—	—	(5.4)	(5.4)	(4.7)	(10.1)
Unrealized (loss) on securities - net of taxes	—	—	—	—	(14.5)	(14.5)	—	(14.5)
Defined benefit plans - net of taxes	—	—	—	—	(34.1)	(34.1)	—	(34.1)
Comprehensive income						630.6	112.2	742.8
Issuance of $0.01 par value common stock under employee stock plans	—	—	10.1	—	—	10.1	—	10.1
Stock-based compensation expense	—	—	8.3	—	—	8.3	—	8.3
Excess tax benefit from stock-based compensation	—	—	24.3	—	—	24.3	—	24.3
Purchase of treasury stock	—	(500.2)	—	—	—	(500.2)	—	(500.2)
Cancellation of treasury stock	(0.1)	500.2	(124.1)	(376.0)	—	—	—	—
Cash dividends ($0.40 per share)	—	—	—	(22.0)	—	(22.0)	—	(22.0)
Distributions declared to noncontrolling interest	—	—	—	—	—	—	(106.0)	(106.0)
Effect of exchange rates changes	—	—	—	—	—	—	(10.9)	(10.9)
Balance at December 31, 2008	$0.5	$—	$709.4	$703.4	$(75.2)	$1,338.1	$12.6	$1,350.7
Net earnings	—	—	—	365.6	—	365.6	82.9	448.5
Other comprehensive income
Foreign currency translation adjustment	—	—	—	—	4.0	4.0	3.3	7.3
Unrealized gain on securities - net of taxes	—	—	—	—	23.7	23.7	—	23.7
Defined benefit plans - net of taxes	—	—	—	—	4.3	4.3	—	4.3
Comprehensive income						397.6	86.2	483.8
Acquisition of treasury stock under employee stock plans	—	(1.8)	—	—	—	(1.8)	—	(1.8)
Issuance of $0.01 par value common stock under employee stock plans	—	1.8	2.9	(1.5)	—	3.2	—	3.2
Stock-based compensation expense	—	—	6.6	—	—	6.6	—	6.6
Excess tax benefit from stock-based compensation	—	—	4.6	—	—	4.6	—	4.6
Cash dividends ($0.40 per share)	—	—	—	(19.4)		(19.4)	—	(19.4)
Distributions declared to noncontrolling interest	—	—	—	—	—	—	(92.1)	(92.1)
Effect of exchange rates changes	—	—	—	—	—	—	9.3	9.3
Balance at December 31, 2009	$0.5	$—	$723.5	$1,048.1	$(43.2)	$1,728.9	$16.0	$1,744.9

See Accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2009	2008	2007
	(in millions)
Operating Activities:
Net earnings	$448.5	$801.5	$427.3
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation, depletion and amortization	101.0	100.8	84.5
Deferred income taxes	45.7	26.4	48.0
Stock compensation expense	6.6	8.3	9.7
Excess tax benefit from stock-based compensation	(4.6)	(24.3)	(13.3)
Unrealized (gain) loss on derivatives	(87.5)	63.8	(17.0)
Inventory valuation allowance	(57.0)	57.0	—
(Gain) on sale of marketable equity securities	(11.9)	—	—
Loss (gain) on disposal of property, plant and equipment	0.7	(6.2)	—
Equity in loss (earnings) of unconsolidated affiliates - net of taxes	1.1	(4.2)	(0.9)
Changes in:
Accounts receivable	21.3	(44.0)	(28.5)
Margin deposits	11.4	(11.4)	11.7
Inventories	440.3	(416.7)	(53.6)
Prepaid product and expenses	—	19.6	(20.7)
Accrued income taxes	2.2	9.8	14.0
Accounts payable and accrued expenses	(39.2)	3.7	31.3
Product exchanges - net	0.4	4.6	(3.5)
Customer advances - net	(188.3)	42.0	203.1
Other - net	(8.9)	7.9	(2.0)
Net cash provided by operating activities	681.8	638.6	690.1

Investing Activities:
Additions to property, plant and equipment	(235.7)	(141.8)	(105.1)
Proceeds from sale of property, plant and equipment	9.3	10.4	4.1
Purchases of short-term and auction rate securities	(304.9)	(638.2)	(1,140.5)
Sales and maturities of short-term and auction rate securities	180.4	934.1	946.2
Purchases of marketable equity securities	(247.2)	—	—
Sale of marketable equity securities	68.0	—	—
Return of capital from marketable equity securities	52.4	—	—
Deposit to asset retirement obligation escrow account	(7.5)	(6.2)	(9.4)
Investment in unconsolidated affiliates	—	—	(26.8)
Advances to unconsolidated affiliates	—	—	(12.8)
Other - net	(2.5)	1.2	1.2
Net cash provided by (used in) investing activities	(487.7)	159.5	(343.1)

Financing Activities:
Dividends paid on common stock	(19.4)	(22.0)	(4.5)
Distributions to noncontrolling interest	(112.3)	(52.7)	(30.0)
Issuances of common stock under employee stock plans	3.2	10.1	16.6
Purchase of treasury stock	—	(500.2)	—
Excess tax benefit from stock-based compensation	4.6	24.3	13.3
Other - net	—	—	(0.3)
Net cash used in financing activities	(123.9)	(540.5)	(4.9)

Effect of exchange rate changes on cash and cash equivalents	1.9	0.9	(1.0)

Increase in cash and cash equivalents	72.1	258.5	341.1

Cash and cash equivalents at beginning of period	625.0	366.5	25.4

Cash and cash equivalents at end of period	$697.1	$625.0	$366.5

See Accompanying Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  Background and Basis of Presentation

We are one of the largest manufacturers and distributors of nitrogen and phosphate fertilizer products in North America. Our operations are organized into two business segments: the nitrogen segment and the phosphate segment. Our principal products in the nitrogen segment are ammonia, urea and urea ammonium nitrate solution, or UAN. Our principal products in the phosphate segment are diammonium phosphate, or DAP, monoammonium phosphate, or MAP and potash. Our core market and distribution facilities are concentrated in the Midwestern U.S. grain-producing states. Our principal customers are cooperatives and independent fertilizer distributors.

Our principal assets include:

•                  the largest nitrogen fertilizer complex in North America (Donaldsonville, Louisiana);

•                  a 66% economic interest in the largest nitrogen fertilizer complex in Canada (which we operate in Medicine Hat, Alberta, through Canadian Fertilizers Limited (CFL), a consolidated variable interest entity);

•                  one of the largest integrated ammonium phosphate fertilizer complexes in the United States (Plant City, Florida);

•                  the most-recently constructed phosphate rock mine and associated beneficiation plant in the United States (Hardee County, Florida);

•                  an extensive system of terminals, warehouses and associated transportation equipment located primarily in the Midwestern United States; and

•                  a 50% interest in KEYTRADE AG (Keytrade), a global fertilizer trading company headquartered near Zurich, Switzerland, which we account for as an equity method investment.

All references to “CF Holdings,” “the Company,” “we,” “us” and “our” refer to CF Industries Holdings, Inc. and its subsidiaries, including CF Industries, Inc. after the reorganization transaction described below, except where the context makes clear that the reference is only to CF Holdings itself and not its subsidiaries. All references to “our pre-IPO owners” refer to the eight stockholders of CF Industries, Inc. prior to the consummation of our reorganization transaction and initial public offering (IPO) in 2005.

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP). Subsequent events have been evaluated through the date these financial statements were issued and filed with the Securities and Exchange Commission (SEC).

2.  Summary of Significant Accounting Policies

Consolidation

CF Holdings’ consolidated financial statements include the accounts of CF Industries, Inc., all majority-owned subsidiaries and variable interest entities in which CF Holdings or a subsidiary is the primary beneficiary. All intercompany transactions and balances have been eliminated. Canadian Fertilizers Limited (CFL) is a variable interest entity that is consolidated in the financial statements of CF Holdings. Refer to Note 4—Canadian Fertilizers Limited, for additional information.

Revenue Recognition

Revenue is recognized when title and risk of loss transfers to the customer, which can be at the plant gate, a distribution facility, a supplier location or a customer destination. Shipping and handling costs are included in cost of sales. We offer incentives that typically involve rebates if a customer reaches a specified level of purchases. Incentives are reported as a reduction of net sales.

Cash and Cash Equivalents

Cash and cash equivalents include highly liquid investments that are readily convertible to known amounts of cash with original maturities of three months or less. The carrying values of cash and cash equivalents approximate fair value.

Investments

Short-term and noncurrent investments are generally accounted for as available-for-sale securities reported at fair value with changes in fair value reported in other comprehensive income unless fair value is below amortized cost (i.e., the investment is impaired) and the impairment is deemed other-than-temporary, in which case, some or all of the decline in value would be charged to earnings. The carrying values of short-term investments approximate fair values because of the short maturities and the highly liquid nature of these investments. See Note 15—Cash and Cash Equivalents, Short-Term Investments and Other Investments, for more information on investments.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded at face amounts less an allowance for doubtful accounts. The allowance is an estimate based on historical collection experience, current economic and market conditions, and a review of the current status of each customer’s trade accounts receivable. A receivable is past due if payments have not been received within the agreed upon invoice terms. Account balances are charged-off against the allowance when we determine that it is probable the receivable will not be recovered.

Inventories

Inventories are stated at the lower of cost or net realizable value and are determined on a first-in, first-out or average basis. Inventory includes the cost of materials, production labor and production overhead. Inventory at our warehouses and terminals also includes distribution costs.

Investments in and Advances to Unconsolidated Affiliates

We use the equity method of accounting for investments in affiliates that we do not consolidate, but over which we exercise significant influence. Profits resulting from sales or purchases with equity method investees are eliminated until realized by the investee or investor. Losses in the value of an investment in an unconsolidated affiliate, which are other than temporary, are recognized when the current fair value of the investment is less than its carrying value. Investments in unconsolidated affiliates represents our 50% interest in KEYTRADE AG (Keytrade), a global fertilizer trading company headquartered near Zurich, Switzerland. Advances to unconsolidated affiliates are held-to-maturity debt securities which are reported at amortized cost. We report equity in earnings of unconsolidated affiliates net of our tax expense. Our investments in and advances to unconsolidated affiliates is included in our Other segment in Note 32—Segment Disclosures. For more information, see Note 19—Investments in and Advances to Unconsolidated Affiliates.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation, depletion and amortization are computed using the units-of-production method or the straight-line method. Depreciable lives are as follows:

Years
Mobile and office equipment	3 to 18
Production facilities and related assets	10 to 15
Distribution facilities	10
Mining assets, phosphogypsum stacks and land improvements	20
Buildings	45

Scheduled inspections, replacements and overhauls of plant machinery and equipment at our continuous process manufacturing facilities are referred to as plant turnarounds. We account for plant turnarounds under the deferral method, as opposed to the direct expense or build-in overhaul methods, Under the deferral method, expenditures related to turnarounds are capitalized into property, plant and equipment when incurred and amortized to production costs on a straight-line basis over the period benefited, which is generally until the next scheduled turnaround in up to 5 years. If we used the direct expense method, turnaround costs would be expensed as incurred. Capitalized turnaround costs have been applied consistently in the periods presented. Internal employee costs and overhead amounts are not considered turnaround costs and are not capitalized. Turnaround costs are classified as investing activities in the consolidated statements of cash flows in the line titled, “Additions to property plant and equipment.” Further details on plant turnaround amounts can be found in Note 20—Property plant and equipment—Net.

We periodically review the depreciable lives assigned to our production facilities and related assets, as well as estimated production capacities used to develop our units-of-production (UOP) depreciation expense, and we change our estimates to reflect the results of those reviews.

Recoverability of Long-Lived Assets

Property, plant and equipment and other long-lived assets are reviewed in order to assess recoverability based on expected future undiscounted cash flows whenever events or circumstances indicate that the carrying value may not be recoverable. If the sum of the expected future net cash flows is less than the carrying value, an impairment loss is recognized. The impairment loss is measured as the amount by which the carrying value exceeds the fair value of the asset.

Goodwill

Goodwill represents the excess of the purchase price of an acquired entity over the amounts assigned to the assets acquired and liabilities assumed. Goodwill is not amortized, but is reviewed for impairment annually or more frequently if certain impairment conditions arise. After analysis, goodwill that is deemed impaired is written down to fair value.

Leases

Leases are classified as either operating leases or capital leases. Assets acquired under capital leases are depreciated on the same basis as property, plant and equipment. Rental payments, including rent holidays, leasehold incentives, and scheduled rent increases are expensed on a straight-line basis. We do not currently have any capital leases. Leasehold improvements are amortized over the shorter of the depreciable lives of the corresponding fixed assets or the lease term including any applicable renewals.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those differences are projected to be recovered or settled. Realization of deferred tax assets is dependent on our ability to generate sufficient taxable income of an appropriate character in future periods. A valuation allowance is established if it is determined to be more likely than not that a deferred tax asset will not be realized. Interest and penalties related to unrecognized tax benefits are reported as interest expense and non-operating—net, respectively.

Derivative Financial Instruments

Natural gas is a principal raw material used to produce nitrogen fertilizers. We use natural gas both as a chemical feedstock and as a fuel to produce ammonia, urea and UAN. In accordance with our Natural Gas Acquisition Policy, we manage the risk of changes in natural gas prices through the use of physical gas supply contracts and derivative financial instruments covering periods not exceeding three years. The derivative instruments that we currently use are swaps. These contracts reference primarily NYMEX futures contract prices, which represent fair value at any given time. The contracts are traded in months forward and settlements are scheduled to coincide with anticipated gas purchases during those future periods. We do not use derivatives for trading purposes and the Company is not a party to any leveraged derivatives.

Derivatives are recognized in the consolidated balance sheets at fair value and changes in their fair value are recognized in earnings immediately in cost of sales, unless hedge accounting is elected or the normal purchase and sale exemption applies. Currently we do not apply hedge accounting. We report fair value amounts recognized for our derivative instruments and related cash collateral on a gross basis rather than on a net basis.

Asset Retirement Obligations

Asset retirement obligations (AROs) are legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development or normal operation of such assets. AROs are initially recognized as incurred when sufficient information exists to estimate fair value. When initially recognized, the fair value based on discounted future cash flows is recorded both as a liability and an increase in the carrying amount of the related long-lived asset. In subsequent periods, depreciation of the asset and accretion of the liability are recorded. For additional information, see Note 13—Asset Retirement Obligations.

Stock-based Compensation

The cost of employee services received in exchange for an award of equity instruments is measured based upon the fair value of the award on the grant date. This cost is recognized over the period during which the employee is required to provide services in exchange for the award and is accrued based on the straight-line method. For additional information, see Note 29—Stock-Based Compensation.

Litigation

From time to time, we are subject to ordinary, routine legal proceedings related to the usual conduct of our business. We are also involved in proceedings regarding public utility and transportation rates, environmental matters, taxes and permits relating to the operations of our various plants and facilities. Accruals for such contingencies are recorded to the extent we conclude their occurrence is probable and the financial impact of an adverse outcome is reasonably estimable. Disclosure for specific legal contingencies is provided if the likelihood of occurrence is at least reasonably possible and the exposure is considered material to the consolidated financial statements. In making determinations of likely outcomes of litigation matters, we consider many factors. These factors include, but are not limited to, past history, scientific and other evidence, and the specifics and status of each matter. If the assessment of various factors changes, the estimates may change. Predicting the outcome of claims and litigation, and estimating related costs and exposure involves substantial uncertainties that could cause actual costs to vary materially from estimates and accruals.

Environmental

Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations are expensed. Expenditures that increase the capacity or extend the useful life of an asset, improve the safety or efficiency of the operations, or mitigate or prevent future environmental contamination are capitalized. Liabilities are recorded when it is probable that a liability has been incurred and the costs can be reasonably estimated. Environmental liabilities are not discounted.

Use of Estimates

The preparation of consolidated financial statements and accompanying notes in accordance with accounting principles generally accepted in the United States of America requires management to make use of judgments, estimates and assumptions that affect the reported amount of assets and liabilities, revenue and expenses and certain financial statement disclosures. Significant estimates in these consolidated financial statements include net realizable value of inventories, the timing and ultimate settlement costs of asset retirement obligations, environmental remediation liabilities, environmental and litigation contingencies, the cost of sales incentives, useful lives of property and identifiable intangible assets, the evaluation of impairments of property, investments, identifiable intangible assets and goodwill, income tax and valuation reserves, allowances for doubtful accounts receivable, the measurement of the fair value of investments when markets are not active, assumptions used in the determination of the funded status and annual expense of pension and postretirement employee benefit plans and the volatility and expected lives for stock compensation instruments granted to employees. Actual results could differ from these estimates.

Foreign Currency Translation

Foreign-currency-denominated assets and liabilities are translated into U.S. dollars at exchange rates existing at the respective balance sheet dates. Translation adjustments resulting from fluctuations in exchange rates are recorded as a separate component of other comprehensive income within stockholders’ equity. Results of operations of our foreign subsidiaries are translated at the average exchange rates during the respective periods. Gains and losses resulting from foreign currency transactions, the amounts of which are not material, are included in net income.

3.                                      New Accounting Standards

Following are summaries of accounting pronouncements that were either recently adopted or may become applicable to our consolidated financial statements. It should be noted that the accounting standards references provided below reflect the Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC) and related Accounting Standards Updates (ASU).

Recently Adopted Pronouncements

In June 2009, the FASB issued a standard that established the Accounting Standards Codification (ASC) generally as the sole source of authoritative GAAP recognized by the FASB to be applied by nongovernmental entities. The ASC was intended to simplify user access to all authoritative GAAP by providing all the authoritative literature related to a particular topic in one place. All existing accounting standard documents have been superseded and all other accounting literature not included in the ASC is considered nonauthoritative. This standard was effective for interim and annual periods ending after September 15, 2009. As the ASC does not change or alter existing US GAAP, it did not impact our consolidated financial statements except for changing our accounting standard references. This recently adopted standard is ASU No. 2009-1.

In December 2008, the Financial Accounting Standards Board (FASB) issued a new standard which established new accounting and reporting requirements for noncontrolling interests in a subsidiary and for the deconsolidation of a subsidiary. It requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financial statements and separate from the parent’s equity. The amount of net income attributable to the noncontrolling interest is included in consolidated net income on the face of the income statement. The standard clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, this standard requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the noncontrolling equity investment on the deconsolidation date. The standard also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest. We adopted this standard as of January 1, 2009 and applied it retrospectively to all periods presented. For additional information, see Note 4—Canadian Fertilizers Limited. This recently adopted standard can be found in the provisions of ASC Topic 810 that pertain to the standard formerly known as Statement of Financial Accounting Standards (SFAS) No. 160.

In December 2007, the FASB issued a new standard that pertains to business combinations which significantly changes how acquisitions are accounted for and presented in financial statements. The standard requires the acquirer to recognize the assets acquired, the liabilities assumed, contractual contingencies, and contingent consideration at their fair values as of the acquisition date. Additionally, this standard requires acquisition costs to be expensed as incurred, restructuring costs to be expensed in the period subsequent to the acquisition date, and changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date to impact tax expense. The acquirer in an acquisition implemented in stages is required to recognize the identifiable assets and liabilities, as well as the noncontrolling interest in the acquiree, at the full amounts of their fair values. This standard was effective for business combinations with an acquisition date after December 31, 2008. Its adoption did not have an impact on our consolidated financial statements. This recently adopted standard can be found in the provisions of ASC Topic 805 that pertain to the standard formerly known as SFAS No. 141(R).

In April 2009, the FASB amended the business combinations standard that had been issued in 2007. This amendment pertains to assets acquired and liabilities assumed in a business combination that arise from contingencies. The amendment requires an acquirer to recognize at fair value, at the acquisition date, an asset acquired or liability assumed in a business combination that arises from a contingency if the fair value can be determined during the measurement period. If an acquisition date fair value cannot be determined during the measurement period, it must still be recognized if it is probable the asset existed or a liability had been incurred and it can be reasonably estimated. This standard also increases the disclosure requirements of the acquirer to include the nature and the financial effects of the contingencies on its financial statements. This standard was effective for assets or liabilities arising from contingencies in business combinations with an acquisition date after December 31, 2008. Its adoption did not have an impact on our consolidated financial statements. This recently adopted standard can be found in the provisions of ASC Topic 805 that pertain to the standard formerly known as SFAS No. 141(R).

In June 2008, the FASB issued a standard which provides requirements for determining whether instruments granted in share-based payment transactions are participating securities. This standard applies to the calculation of earnings per share (EPS) for share-based payment awards with rights to dividends or dividend equivalents. Unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and should be included in the computation of EPS pursuant to the two-class method. This standard was effective for the Company beginning January 1, 2009 with retrospective adjustment to previously reported basic and diluted earnings per share data and the number of weighted average common shares outstanding shares outstanding for 2008 and 2007. The adoption of this standard did not have a material impact on our consolidated financial statements. This recently adopted standard can be found in the provisions of ASC Topic 260 that pertain to the standard formerly known as FASB Staff Position (FSP) No. EITF 03-6-1.

In November 2008, the FASB issued a standard related to certain equity method accounting considerations. This standard applies to all investments accounted for under the equity method and clarifies the accounting for the initial measurement, impairment and changes in ownership interests for such investments. This standard was effective on a prospective basis for fiscal years beginning on or after December 15, 2008, and its adoption did not have a significant impact on our consolidated financial statements. This recently adopted standard can be found in the provisions of ASC Topic 323 that pertain to the standard formerly known as EITF Issue No. 08-6.

In April 2009, the FASB issued an accounting standard that provides requirements for (1) estimating the fair value of an asset or liability when the volume and level of activity for the asset or liability have significantly declined and (2) identifying transactions that are not orderly. Factors to consider in determining whether there has been a significant decrease in the volume and level of activity include transaction frequency and volume, substantial variation in market quotations, abnormal risk premiums or bid-ask spreads, and a significant decline in market activity and the availability of market information. If it is determined that there has been a significant decrease in the volume and level of market activity, then further analysis is conducted to determine if an adjustment to the observable transactions or quoted market prices may be necessary in determining the value of the asset. This standard was effective for interim and annual periods ending after June 15, 2009. This recently adopted standard can be found in the provisions of ASC Topic 820 that pertain to the standard formerly known as FSP No. FAS 157-4.

In April 2009, the FASB issued a standard that changes the requirements for recognizing other-than-temporary impairments for debt securities, modifies the presentation of other-than-temporary losses in the income statement and expands the disclosure requirements relating to impairments of debt and equity securities. This standard specifies that if a company does not have the intent or need to sell a debt security prior to recovery, the security is not considered other-than-temporarily-impaired unless there is a credit loss. If an impairment to a security is recognized because of a credit loss, a company is required to recognize the credit loss component of the impairment of the debt security in earnings and the remaining portion of the impairment loss in other comprehensive income. This standard was effective for interim and annual periods ending after June 15, 2009, and its adoption did not have a material impact on our consolidated financial statements. See Note 15—Cash and Cash Equivalents, Short-Term Investments and Other Investments. This recently adopted standard can be found in the provisions of ASC Topic 320 that pertain to the standard formerly known as FSP No. FAS 115-2 and FAS 124-2.

In December 2008, the FASB issued a standard that updates the requirements for disclosures about postretirement benefit plan assets. This standard updates the requirements for an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan. It requires additional disclosures related to investment allocations and strategies, the fair value of each major category of plan assets, inputs and valuation techniques used to develop the fair value of the plan assets and any significant concentrations of risk in plan assets. We adopted this standard as of December 31, 2009. For additional information, see Note 7—Pension and Other Postretirement Benefits. This recently adopted standard can be found in the provisions of ASC Topic 715 that pertain to the standard formerly known as FSP No. 132(R)-1.

In August 2009, the FASB issued a standard that provides additional requirements for measuring a liability at fair value. When a quoted price in an active market for the identical liability is not available, a reporting entity is required to use a valuation technique that uses the quoted price for similarly traded liabilities or assets. An entity may also use a valuation technique that is consistent with the principles of the ASC Topic that deals with fair value measurement such as an income or market valuation approach. This standard is effective for the first reporting period beginning after August 27, 2009. The adoption of this standard did not have a material impact on our consolidated financial statements. This recently adopted standard is ASU No. 2009-5.

Recently Issued Pronouncements

In June 2009, the FASB issued an accounting standard that revises the rules for consolidating variable interest entities. This standard changes how a reporting entity determines when to consolidate an entity that is insufficiently capitalized or is not controlled through voting (or similar rights). The determination is based on, among other things, the other entity’s purpose and design and the reporting entity’s ability to direct the activities of the other entity that most significantly impact the other entity’s economic performance. The standard also requires a company to provide additional disclosures about its involvement with variable interest entities and any significant changes in risk exposure due to that involvement. The standard is effective as of the beginning of an entity’s first annual reporting period that begins after November 15, 2009. We do not expect the adoption of this standard to have a material impact on our consolidated financial statements. This recently issued pronouncement is ASU No. 2009-17.

In June 2009, the FASB issued a standard that amends the requirements for transfers of financial assets. This standard removes the concept of a qualifying special-purpose entity and removes the exception from applying these rules to qualifying special purpose entities. It also changes the requirements for derecognizing financial assets and requires additional disclosures about a transferor’s continuing involvement in financial assets. This standard is effective as of the beginning of an entity’s first annual reporting period that begins after November 15, 2009. We do not expect the adoption of this standard to have a material impact on our consolidated financial statements. This recently issued pronouncement is ASU No. 2009-16.

In October 2009, the FASB issued a standard that addresses the accounting for multiple-deliverable arrangements to enable vendors to account for revenue from products or services (deliverables) separately rather than as a combined unit. It establishes a hierarchy for determining the selling price for each deliverable. The selling price used for each deliverable should be based on vendor-specific objective evidence if available, third-party evidence if vendor- specific objective evidence is not available, or estimated selling prices. This standard also clarifies existing requirements that the allocation of revenue is based on entity-specific assumptions rather than assumptions of a marketplace participant. This standard is effective for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. We have not yet determined the impact of this standard on our consolidated financial statements. This recently issued pronouncement is ASU No. 2009-13.

In January 2010, the FASB issued a standard pertaining to fair value disclosures that requires a reporting entity to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 and describe the reasons for the transfers, and to disclose separately certain additional information about purchases, sales, issuances, and settlements of Level 3 items. This standard also requires an entity to provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements for Level 2 and Level 3 items. The standard is effective for interim and annual reporting periods beginning after December 15, 2009, except for the Level 3 disclosure of activity, which is effective for fiscal years beginning after December 15, 2010. We have not yet determined the impact of this standard on our consolidated financial statements. This recently issued pronouncement is ASU No. 2010-6.

4.                                      Canadian Fertilizers Limited

Canadian Fertilizers Limited (CFL) owns a nitrogen fertilizer complex in Medicine Hat, Alberta, Canada and supplies fertilizer products to CF Industries, Inc. and Viterra Inc. (Viterra). CF Industries, Inc. owns 49% of CFL’s voting common shares and 66% of CFL’s nonvoting preferred shares. Viterra owns 34% of the voting common stock and non-voting preferred stock of CFL. The remaining 17% of the voting common stock is owned by GROWMARK, Inc. and La Coop fédérée. CFL is a variable interest entity which we consolidate in our financial statements.

CFL’s Medicine Hat complex is the largest nitrogen fertilizer complex in Canada, with two world-scale ammonia plants, a world-scale urea plant and on-site storage facilities for both ammonia and urea. CFL’s sales revenue was $429.2 million, $710.9 million and $470.9 million, for 2009, 2008 and 2007, respectively. CFL’s assets and liabilities at December 31, 2009 were $356.6 million and $309.0 million, respectively and at December 31, 2008 were $375.2 million and $334.1 million, respectively.

CF Industries, Inc. operates the Medicine Hat facility pursuant to a management agreement and purchases approximately 66% of the facility’s ammonia and urea production pursuant to a product purchase agreement. Both the management agreement and the product purchase agreement can be terminated by either CF Industries, Inc. or CFL upon a twelve-month notice. Viterra has the right, but not the obligation, to purchase the remaining 34% of the facility’s ammonia and urea production under a similar product purchase agreement. To the extent that Viterra does not purchase its 34% of the facility’s production, CF Industries, Inc. is obligated to purchase any remaining amounts. However, since 1995, Viterra has purchased at least 34% of the facility’s production each year.

Under the product purchase agreements, both CF Industries, Inc. and Viterra pay the greater of operating cost or market price for purchases. The product purchase agreements also provide that CFL will distribute its net earnings to CF Industries, Inc. and Viterra annually based on their respective quantities of product purchased from CFL. The distributions to Viterra are reported as financing activities in the consolidated statements of cash flows, as we consider these payments to be similar to dividends. While general creditors of CFL do not have direct recourse to the general credit of CF Industries, Inc., the product purchase agreement does require CF Industries, Inc. to advance funds to CFL in the event that CFL is unable to meet its debts as they become due. The amount of each advance would be at least 66% of the deficiency and would be more in any year in which CF Industries, Inc. purchased more than 66% of Medicine Hat’s production. A similar obligation also exists for Viterra. CF Industries, Inc. and Viterra currently manage CFL such that each party is responsible for its share of CFL’s fixed costs and that CFL’s production volume is managed to meet the parties’ combined requirements. Based on the contractual arrangements, CF Industries, Inc. is the primary beneficiary of CFL as CF Industries, Inc. receives at least 66% of the economic risks and rewards of CFL.

In accordance with CFL’s governing agreements, CFL’s earnings are available for distribution to its members based on approval by CFL’s shareholders. Amounts reported as noncontrolling interest in the consolidated statement of operations represent Viterra’s 34% interest in the distributed and undistributed earnings of CFL. Amounts reported as noncontrolling interest on our consolidated balance sheet represent the interests of Viterra and the holders of 17% of CFL’s common shares. A reconciliation of the beginning and ending balances of distributions payable to noncontrolling interest on our consolidated balance sheet is provided below.

	Year ended December 31,
	2009	2008	2007
	(in millions)

Distributions payable balance at January 1	$106.0	$57.6	$27.8
Declaration of distributions payable	92.1	106.0	57.6
Distributions to noncontrolling interest	(112.3)	(52.7)	(30.0)
Effect of exchange rate changes	6.3	(4.9)	2.2

Distributions payable balance at December 31	$92.1	$106.0	$57.6

Because CFL’s functional currency is the Canadian dollar, consolidation of CFL results in a cumulative foreign currency translation adjustment, which is reported in other comprehensive income (loss).

5.                                      Fair Value Measurements

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The following table presents assets and liabilities included in our consolidated balance sheet that are recognized at fair value on a recurring basis, and indicates the fair value hierarchy utilized to determine such fair value.

	Balance as of December 31, 2009	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in millions)
Cash and cash equivalents	$697.1	$697.1	$—	$—
Available-for-sale short-term investments	185.0	185.0	—	—
Unrealized gains on natural gas derivatives	3.8	—	3.8	—
Asset retirement obligation escrow account	36.5	36.5	—	—
Investments in auction rate securities	133.9	—	—	133.9
Investment in marketable equity securities	160.2	160.2	—	—
Nonqualified employee benefit trust	8.6	8.6	—	—
Total assets at fair value	$1,225.1	$1,087.4	$3.8	$133.9

Unrealized losses on natural gas derivatives	$0.9	$—	$0.9	$—
Total liabilities at fair value	$0.9	$—	$0.9	$—

Following is a summary of the valuation techniques for assets and liabilities recorded in our consolidated balance sheet at fair value on a recurring basis:

•                  Short-term Investments—As of December 31, 2009, our short-term investments consisted of U.S. Treasury Bills with original maturities between three and six months. These investments are accounted for as available-for-sale securities. The fair value of our short-term investments is based upon the daily quoted market prices for each of our investments. See Note 15—Cash and Cash Equivalents, Short-term Investments and Other Investments for additional information.

•                  Natural Gas Derivatives—The derivative instruments that we currently use are natural gas swap contracts. These contracts settle using NYMEX futures (for Donaldsonville) or AECO (for Medicine Hat) price indexes, which represent fair value at any given time. The contracts are traded in months forward and settlements are scheduled to coincide with anticipated gas purchases during those future periods. Quoted market prices from NYMEX and AECO are used to determine the fair value of these instruments. See Note 27—Derivative Financial Instruments for additional information.

•                  Asset Retirement Obligation Escrow Account—We utilize an escrow account to meet our financial assurance requirements associated with certain asset retirement obligations in Florida. The investments in this escrow account are accounted for as available-for-sale securities. The fair value of the escrow account is based upon daily quoted prices representing the Net Asset Value (NAV) of the investments. See Note 13—Asset Retirement

Obligations for additional information. The fair value of this account approximates its cost basis.

•                  Investments in Auction Rate Securities—Our investments in Auction Rate Securities consist of securities supported by student loans which originated primarily under the Federal Family Education Loan Program (FFELP), and are guaranteed by entities affiliated with governmental entities. Our auction rate securities are accounted for as noncurrent available-for-sale securities. We are unable to use significant observable (Level 1 or Level 2) inputs to value these investments. Therefore, we used a mark-to-model approach that relies on discounted cash flows, market data and inputs derived from similar instruments to arrive at the fair value of these instruments. This model takes into account, among other variables, the base interest rate, credit spreads, downgrade risks and default/recovery risk, the estimated time required to work out the disruption in the traditional auction process and its effect on liquidity, and the effects of insurance and other credit enhancements. Due to the significant number of unobservable inputs that were used to value our auction rate securities, they are classified as Level 3 for purposes of the fair value disclosure requirements. See Note 15—Cash and Cash Equivalents, Short-term Investments and Other Investments for additional information.

•                  Investment in Marketable Equity Securities—As of December 31, 2009, our investment in marketable equity securities consists of approximately 5.0 million shares of Terra Industries Inc. (Terra) common stock, which we acquired through open market purchases in the third quarter of 2009. These shares are classified as noncurrent available-for-sale securities. The fair value of the securities is based on daily quoted market prices. See Note 15—Cash and Cash Equivalents, Short-term Investments and Other Investments for additional information.

•                  Nonqualified Employee Benefit Trust—We maintain a trust associated with certain deferred compensation related to nonqualified employee benefits. The investments are accounted for as available-for-sale securities. The fair value of the trust is based on daily quoted prices representing the NAV of the investments.

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)

The following table provides a reconciliation of changes in our consolidated balance sheet for our assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3). These assets currently consist of our investments in auction rate securities. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability. It is reasonably possible that a change in the estimated fair value for instruments measured using Level 3 inputs could occur in the future.

Investments in auction rate securities
(in millions)
Fair value, January 1, 2009	$177.8
Transfers into Level 3	—
Sales and redemptions	(60.2)
Unrealized gains included in other comprehensive income	16.3
Fair value, December 31, 2009	$133.9

6.                                      Net Earnings Per Share

The net earnings per share were computed as follows:

	Year ended December 31,
	2009	2008	2007
	(in millions, except per share amounts)
Earnings available to common shareholders:
Net earnings attributable to common stockholders	$365.6	$684.6	$372.7

Basic earnings per common share:
Weighted average common shares outstanding	48.5	55.4	55.7

Net earnings attributable to common stockholders	$7.54	$12.35	$6.70

Diluted earnings per common share:
Weighted average common shares outstanding	48.5	55.4	55.7
Dilutive common shares:
Stock options	0.7	1.0	1.1
Diluted weighted average shares outstanding	49.2	56.4	56.8

Net earnings attributable to common stockholders	$7.42	$12.13	$6.56

Effective January 1, 2009, we adjusted previously reported earnings per share (EPS) data for comparative purposes upon adopting the provisions of an accounting standard issued in 2008 that applies to the calculation of EPS for share based payment awards with rights to dividends or dividend equivalents. The standard clarifies that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents are participating securities and are to be included in the computation of EPS pursuant to the two-class method. The adoption of this standard did not have a material impact on our consolidated financial statements.

7.                                      Pension and Other Postretirement Benefits

CF Industries, Inc. and its Canadian subsidiary both maintain noncontributory, defined-benefit pension plans. The U.S. pension plan is a closed plan. We also provide group insurance to our retirees. Until age 65, retirees are eligible to continue to receive the same Company-subsidized medical coverage provided to active employees. When a retiree reaches age 65, medical coverage ceases.

Plan assets, benefit obligations, funded status and amounts recognized in the consolidated balance sheets for the U.S. and Canadian plans as of the measurement date of December 31 are as follows:

	Pension Plans		Retiree Medical
	2009	2008	2009	2008
	(in millions)
Change in plan assets
Fair value of plan assets January 1	$181.6	$229.8	$—	$—
Return on plan assets	36.0	(43.4)	—	—
Funding contributions	22.3	9.8	—	—
Benefit payments	(9.7)	(10.2)	—	—
Foreign currency translation	3.3	(4.4)	—	—

Fair value of plan assets December 31	233.5	181.6	—	—

Change in benefit obligation
Benefit obligation at January 1	(247.2)	(245.4)	(37.2)	(32.5)
Service cost	(6.3)	(6.5)	(1.8)	(1.6)
Interest cost	(16.0)	(14.3)	(2.5)	(2.1)
Benefit payments	9.7	10.2	1.1	1.1
Foreign currency translation	(3.7)	4.9	(0.2)	0.2
Change in assumptions and other	(12.5)	3.9	(1.8)	(2.3)

Benefit obligation at December 31	(276.0)	(247.2)	(42.4)	(37.2)

Funded status as of year end	$(42.5)	$(65.6)	$(42.4)	$(37.2)

In the table above, the negative return on plan assets for 2008 primarily reflects the decline in equity market conditions experienced in the second half of 2008, and the positive return on plan assets in 2009 primarily reflects the improvement in equity market conditions. The line titled “Change in assumptions and other” reflects the impact of changes in discount rates and other assumptions such as rates of retirement and mortality.

Information regarding the benefit obligation and fair value of plan assets by pension plan follows:

	U.S.	Canadian
	Plan	Plan	Consolidated
	(in millions)
December 31, 2009:
Fair value of plan assets	$207.5	$26.0	$233.5
Benefit obligation	$(245.9)	$(30.1)	$(276.0)
Accumulated benefit obligation	$(214.4)	$(24.6)	$(239.0)

December 31, 2008:
Fair value of plan assets	$163.0	$18.6	$181.6
Benefit obligation	$(226.0)	$(21.2)	$(247.2)
Accumulated benefit obligation	$(198.3)	$(17.5)	$(215.8)

Amounts recognized in the consolidated balance sheets consist of the following:

	Pension Plans		Retiree Medical
	December 31,		December 31,
	2009	2008	2009	2008
	(in millions)
Accrued expenses	$—	$—	$2.2	$1.9
Other noncurrent liability	42.5	65.6	40.2	35.3
	$42.5	$65.6	$42.4	$37.2

Pre-tax amounts recognized in accumulated other comprehensive loss consist of the following:

	Pension Plans		Retiree Medical
	December 31,		December 31,
	2009	2008	2009	2008
	(in millions)
Transition obligation	$—	$—	$1.0	$1.3
Prior service cost	0.3	0.4	0.1	0.1
Net actuarial loss	71.4	79.4	7.0	6.1
	$71.7	$79.8	$8.1	$7.5

Net periodic benefit cost and other amounts recognized in accumulated other comprehensive loss included the following components:

	Pension Plans			Retiree Medical
	Year ended December 31,			Year ended December 31,
	2009	2008	2007	2009	2008	2007
	(in millions)
Service cost for benefits earned during the period	$6.3	$6.5	$6.8	$1.8	$2.2	$1.2
Interest cost on projected benefit obligation	16.0	14.3	13.5	2.5	2.1	1.8
Expected return on plan assets	(16.0)	(16.1)	(14.3)	—	—	—
Amortization of transition obligation	—	—	—	0.3	0.3	0.3
Amortization of prior service cost	0.1	0.1	0.1	—	—	—
Amortization of actuarial loss	1.4	0.6	1.9	0.3	0.3	0.2

Net periodic benefit cost	7.8	5.4	8.0	4.9	4.9	3.5

Net actuarial (gain) loss	(6.6)	54.1	(8.0)	1.8	2.4	(2.3)
Transition obligation	—	—	—	—	(0.1)	—
Amortization of transition obligation	—	—	—	(0.3)	(0.3)	(0.3)
Amortization of prior service cost	(0.1)	(0.1)	(0.1)	—	—	—
Amortization of actuarial loss	(1.4)	(0.6)	(1.9)	(0.3)	(0.3)	(0.2)

Total recognized in accumulated other comprehensive loss	(8.1)	53.4	(10.0)	1.2	1.7	(2.8)
Total recognized in net periodic benefit cost and accumulated other comprehensive loss	$(0.3)	$58.8	$(2.0)	$6.1	$6.6	$0.7

The estimated net actuarial loss and prior service cost for the defined benefit pension plans that will be amortized from accumulated other comprehensive loss into net periodic benefit cost over the next fiscal year are $2.8 million and $0.1 million, respectively. The estimated net actuarial loss and transition obligation for the retiree medical plans that will be amortized from accumulated other comprehensive loss into net periodic benefit cost over the next fiscal year are $0.3 million and $0.3 million, respectively.

Our pension funding policy is to contribute amounts sufficient to meet minimum legal funding requirements plus discretionary amounts that the Company may deem to be appropriate. Our aggregate pension funding contributions for 2010 are estimated to be approximately $9.6 million. Actual contributions may vary from estimated amounts depending on changes in assumptions, actual returns on plan assets, changes in regulatory requirements and funding decisions.

The expected future pension and retiree medical benefit payments are as follows:

	Pension benefit	Retiree medical
	(in millions)
2010	11.1	2.2
2011	12.0	2.4
2012	12.9	2.5
2013	13.8	2.8
2014	14.7	3.1
5 years thereafter	88.2	18.7

The following assumptions were used in determining the benefit obligations and expense:

	Pension Plans			Retiree Medical
	2009	2008	2007	2009	2008	2007
Weighted average discount rate - obligation	6.2%	6.6%	6.0%	5.8%	6.5%	6.0%
Weighted average discount rate - expense	6.6%	6.0%	5.7%	6.5%	6.0%	5.7%
Weighted average rate of increase in future compensation - expense	5.0%	4.9%	4.9%	n/a	n/a	n/a
Weighted average expected long-term rate of return on assets - expense	7.0%	7.3%	7.2%	n/a	n/a	n/a

The discount rates are developed for each plan using spot rates derived from a yield curve of high quality (Aa rated or better) fixed income debt securities as of the year-end measurement date to calculate discounted cash flows (the projected benefit obligation) and solving for a single equivalent discount rate that produces the same projected benefit obligation.

The expected long-term rate of return on assets is based on analyses of historical rates of return achieved by equity and non-equity investments, adjusted for estimated plan expenses and weighted by target asset allocation percentages. As of January 1, 2010, our weighted average expected long-term rate of return on assets is 7.1%.

The health care cost trend rate used to determine the primary (U.S.) retiree medical benefit obligation at December 31, 2009 is 7.0% grading down to 6.0% in 2012 and thereafter. At December 31, 2008, the trend rate was 7.75%, grading down to 6.0% in 2012 and thereafter. A one-percentage-point change in the assumed health care cost trend rate at December 31, 2009 would have the following effects:

	One-Percentage-Point
	Increase	Decrease
Effect on:
Total of service and interest cost components for 2009	12%	(10)%
Benefit obligation at December 31, 2009	9%	(8)%

The objectives of the pension plans’ investment policies are to administer the assets of the plans for the benefit of the participants in compliance with all laws and regulations, and to establish an asset mix that provides for diversification and considers the risk of various different asset classes with the purpose of generating favorable investment returns. The investment policies consider circumstances such as participant demographics, time horizon to retirement and liquidity needs, and provide guidelines for asset allocation, planning horizon, general portfolio issues and investment manager evaluation criteria.

The current target asset allocation for the U.S. plan is 50% equity and 50% non-equity, which has been determined based on analysis of actual historical rates of return and plan needs and circumstances. The equity investments are tailored to exceed the growth of the benefit obligation and are a combination of U.S. and non-U.S. total stock market index mutual funds. The non-equity investments consist primarily of investments in debt securities and money market instruments that are selected based on investment quality and duration to mitigate volatility of the funded status and annual required contributions. The non-equity investments have a duration profile that is similar to the benefit obligation in order to mitigate the impact of interest rate changes on the funded status. This structure is achieved through the use of managed mutual funds.

The current target asset allocation for the Canadian plan is 60% equity and 40% non-equity. The equity investments are actively managed portfolios that diversify assets across multiple securities, economic sectors and countries. The non-equity investments are high quality actively managed portfolios that diversify assets across economic sectors, countries and maturity spectrums. This structure is achieved through the use of managed mutual funds.

The fair values of our U.S. and Canadian pension plan assets at December 31, 2009, by major asset category are as follows:

	Balance as of December 31, 2009	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in millions)
Index equity funds (1)	$105.8	$90.2	$15.6	$—
Pooled equity funds (2)	15.6	—	15.6	—
Fixed income funds (3)	110.1	99.9	10.2	—
Total assets at fair value	231.5	$190.1	$41.4	$—
Cash, cash equivalents, & receivables (4)	2.0
Total assets	$233.5

(1)                                     This category consists of mutual funds and a common collective trust that utilize a passively managed investment approach designed to track specific equity indices.

(2)                                     This category consists of actively managed pooled funds that invest in common stocks and other equity securities that are traded on U.S., Canadian and foreign markets.

(3)                                     This category represents actively managed bond funds that invest in investment-grade corporate debt, various governmental debt obligations and mortgage-backed securities with varying maturities.

(4)                                     Cash and cash equivalents are considered a Level 1 asset.

We have a defined contribution plan covering substantially all employees. Under the plan, we contribute a fixed percentage of base salary to employees’ accounts and match employee contributions up to a specified limit. We contributed $10.9 million, $6.8 million and $6.3 million to the plan in 2009, 2008 and 2007, respectively.

We have an Annual Incentive Plan. The aggregate award under the plan is based on pre-determined targets for individually weighted performance metrics involving cash flow return on average gross capital employed, controllable cash costs and the attainment of specified strategic objectives. Awards are accrued during the year and paid in the first quarter of the subsequent year. We recognized expense of $5.0 million, $9.7 million and $8.6 million for this plan in 2009, 2008 and 2007, respectively.

In addition to our qualified defined benefit pension plans, we also maintain nonqualified supplemental pension plans for highly compensated employees as defined under federal law. We also maintain a closed plan in which no current employees are eligible to participate. The amounts recognized in accrued expenses and other noncurrent liabilities in our consolidated balance sheets for these plans were $1.3 million and $6.7 million at December 31, 2009 and $0.6 million and $7.5 million at December 31, 2008, respectively. We recognized expense for these plans of $1.3 million, $1.5 million and $1.3 million in 2009, 2008 and 2007, respectively.

8.                                      Other Operating—Net

Details of other operating costs are as follows:

	Year ended December 31,
	2009	2008	2007
	(in millions)
Business combination costs	$53.4	$—	$—
Peru project development costs	35.9	—	—
Bartow costs	2.6	9.2	4.6
Fixed asset disposals	0.7	(6.3)	(3.0)
Litigation costs	3.1	0.8	0.1
Other	1.0	0.8	1.5
	$96.7	$4.5	$3.2

Business combination costs were associated with our proposed business combination with Terra and with responding to Agrium Inc’s proposed acquisition of CF Industries Holdings, Inc. See Note 9—Business Combination Activities and Subsequent Events for additional discussion of these activities.

Bartow costs consist of provisions for asset retirement obligations (AROs) and site maintenance costs. The AROs involve costs of closure and post-closure monitoring for the phosphogypsum stack and cooling pond, and water treatment costs. Bartow costs in 2008 included changes in estimates for the AROs. See Note 13—Asset Retirement Obligations for additional information.

Fixed asset disposals are primarily due to gains on the sale of excess land, primarily at our former corporate office in Long Grove, Illinois in 2008, and at our closed Bartow complex in 2007.

Litigation costs represent costs associated with legal actions to which we are a party. Such costs are recorded when they are considered probable and can be reasonably estimated. Recoveries are recorded when realized.

9.                                      Business Combination Activities and Subsequent Events

During 2009, CF Holdings made several merger proposals to the Board of Directors of Terra Industries Inc. (Terra). Also during 2009, Agrium Inc. (Agrium) made several proposals to the Board of Directors of CF Holdings to acquire CF Holdings. The following summarizes these events and their impact on our financial results.

CF Holdings’ Proposals to Acquire Terra—In January 2009, CF Holdings proposed to Terra’s Board of Directors an all stock merger transaction under which shareholders of Terra would receive shares in CF Holdings. Terra’s Board rejected this initial offer. Subsequently, we made a series of modified offers to the Terra Board, including offering more favorable exchange ratios, with each offer being rejected by the Terra Board. The offers were each conditioned upon, among other things, CF Holdings entering into a merger agreement with Terra and approval by Terra’s Board and shareholders. In the third quarter of 2009, we acquired 7.0 million shares (approximately 7%) of Terra’s common shares in open market purchases, for $247.2 million. In the fourth quarter of 2009, we made a revised proposal to Terra consisting primarily of cash consideration. In making this modification, we obtained a financing commitment to fund the cash portion of the offer and incurred debt arrangement fees. This offer was also rejected by Terra’s Board in the fourth quarter. The financing commitment expired on December 31, 2009.

Agrium’s Proposed Acquisition of CF Holdings—In February 2009, Agrium made an unsolicited offer to the CF Holdings’ Board of Directors to purchase all of the outstanding common stock of CF Holdings for a combination of Agrium stock and cash. The offer was conditioned upon, among other things, the termination of our offer to acquire Terra, the negotiation of a definitive merger agreement between Agrium and us and approval by our Board of Directors and shareholders. CF Holdings’ Board rejected this initial offer because, among other things, it significantly undervalued the Company. Subsequently, Agrium made several modifications to its offer to acquire CF Holdings, each of which were rejected by our Board because they significantly undervalued the Company. Agrium has announced that it will propose a slate of Directors for election to CF Holdings’ Board of Directors at our 2010 annual meeting of stockholders.

Impact on Results of Operations—In 2009, we incurred $53.4 million of professional fees for financial, legal and other advisors related to the proposed business combination with Terra, debt arrangement fees with regard to the cash component of our offer for Terra, and assistance in responding to Agrium’s proposed acquisition of CF Holdings. All of these costs have been recognized in the Other operating—net line of our consolidated statement of operations.

Terra declared a special dividend of $7.50 per share that was payable to shareholders on December 11, 2009. Due to the equity investment in Terra that we held at the time of the dividend, we received $52.4 million, which was recognized as a return of capital that reduced our basis in the investment. In the fourth quarter of 2009, we sold 2.0 million of our Terra shares. We received proceeds of $68.0 million and recognized an $11.9 million pre-tax gain on the sale of the stock. This gain is recognized in the Other non-operating—net line of our consolidated statement of operations.

Subsequent Events—In January 2010, we sold approximately 5.0 million shares of Terra common stock. As a result of these sales, in the first quarter of 2010 we received proceeds of $167.1 million and will report a pre-tax gain of $28.3 million on the sale of the Terra shares. On January 14, 2010 we announced that we had withdrawn our offer to acquire Terra.

On February 15, 2010, Terra and Yara International ASA (“Yara”) announced that on February 12, 2010, they had entered into an agreement and plan of merger (“Yara/Terra merger agreement”) pursuant to which Yara would acquire Terra through its wholly-owned subsidiary Yukon Merger Sub, Inc.  The Yara/Terra merger agreement contained certain termination rights and provided that upon termination of the Yara/Terra merger agreement by Terra to accept a “superior proposal” (as defined in the Yara/Terra merger agreement), Terra would owe Yara a cash termination fee of $123 million.

On March 2, 2010, we announced that we had made a proposal to acquire Terra for consideration per Terra share of $37.15 in cash and 0.0953 of a share of CF Holdings common stock (the “Per Share Consideration”).

On March 11, 2010, Agrium Inc. announced that it would no longer pursue its proposed acquisition of CF Holdings.

On March 12, 2010, Terra terminated the Yara/Terra merger agreement and entered into a definitive merger agreement with CF Holdings (the “CF/Terra merger agreement”), and we paid (on behalf of Terra) the $123 million termination fee due to Yara under the Yara/Terra merger agreement.

On April 5, 2010, we completed an initial offer to exchange each outstanding share of Terra common stock for the Per Share Consideration in which approximately 85.6% of the outstanding shares of Terra common stock (including shares subject to guarantees of delivery) were validly tendered and accepted by us for payment.  On April 9, 2010, we commenced a subsequent offering period for all remaining shares of Terra common stock that expired on April 14, 2010.

On April 15, 2010, pursuant to the CF/Terra merger agreement, an indirect, wholly-owned subsidiary of CF Holdings merged with and into Terra and each remaining outstanding share of Terra common stock not acquired by us in the initial exchange offer and subsequent offering period was cancelled in exchange for the Per Share Consideration. In the aggregate, we issued approximately 9.5 million shares of CF Holdings common stock and paid approximately $3.7 billion in cash in exchange for shares of Terra common stock in the exchange offer and the merger.

10.                               Interest Expense

Details of interest expense are as follows:

	Year ended December 31,
	2009	2008	2007
	(in millions)
Notes payable	$0.1	$0.2	$0.4
Fees on financing agreements	1.2	1.2	1.3
Other	0.2	0.2	—
	$1.5	$1.6	$1.7

Commitment fees are included in fees on financing agreements.

11.                               Interest Income

Details of interest income are as follows:

	Year ended December 31,
	2009	2008	2007
	(in millions)
Interest on cash, cash equivalents and investments	$2.7	$25.3	$23.9
Finance charges and other	1.8	0.8	0.5
	$4.5	$26.1	$24.4

12.                               Other Non-Operating—Net

	Year ended December 31,
	2009	2008	2007
	(in millions)
Gain on sale of marketable equity securities	$(11.9)	$—	$—
Dividend income and other	(0.9)	(0.7)	(1.6)
	$(12.8)	$(0.7)	$(1.6)

The gain on sale of marketable equity securities resulted from the sale of our holdings of 2.0 million shares of Terra common stock in December 2009. For additional information on our investment in Terra common stock, see Note 5—Fair Measurements, Note 9—Business Combination Activities and Subsequent Events, and Note 15—Cash and Cash Equivalents, Short-term Investments and Other Investments.

13.                               Asset Retirement Obligations

Asset retirement obligations (AROs) are legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development or normal operation of such assets. AROs are initially recognized as incurred when sufficient information exists to estimate fair value. When initially recognized, the fair value based on future cash flows is recorded both as a liability and an increase in the carrying amount of the related long-lived asset. In subsequent periods, depreciation of the asset and accretion of the liability are recorded.

The balances of AROs and changes thereto are summarized below. AROs are reported in other noncurrent liabilities and accrued expenses in our consolidated balance sheet.

		Mine
	Phosphogypsum	Reclamation	Other
	Stack Costs	Costs	AROs	Total
	(in millions)
Obligation at December 31, 2006	$47.3	$28.5	$11.3	$87.1
Accretion expense	3.5	2.2	0.4	6.1
Liabilities incurred	—	1.4	—	1.4
Expenditures	(5.3)	(1.7)	(2.6)	(9.6)
Change in estimate	4.8	0.7	(1.1)	4.4
Obligation at December 31, 2007	50.3	31.1	8.0	89.4
Accretion expense	3.8	2.4	0.3	6.5
Liabilities incurred	—	2.8	—	2.8
Expenditures	(6.2)	(1.0)	(1.6)	(8.8)
Change in estimate	4.9	6.5	(0.6)	10.8
Obligation at December 31, 2008	52.8	41.8	6.1	100.7
Accretion expense	3.9	3.2	0.4	7.5
Liabilities incurred	—	1.7	—	1.7
Expenditures	(4.4)	(1.5)	(0.1)	(6.0)
Change in estimate	(0.8)	0.9	(0.3)	(0.2)
Obligation at December 31, 2009	$51.5	$46.1	$6.1	$103.7

Our phosphate operations in Florida are subject to regulations governing the construction, operation, closure and long-term maintenance of phosphogypsum stack systems and regulations concerning site reclamation for phosphate rock mines.

The liability for phosphogypsum stack system costs includes the cost of closure and post-closure monitoring for the stack at Plant City, the cooling ponds at Bartow and Plant City, plus water treatment costs at Bartow and Plant City, as described below. The actual amounts to be spent will depend on factors such as the timing of activities, refinements in scope, technological developments, cost inflation and changes in regulations. It is possible that these factors could change at any time and impact the estimates. Closure expenditures for the Bartow cooling pond and channels are estimated to occur through 2017. Closure expenditures for the Plant City stack expansion are estimated to occur in the 2033 to 2037 timeframe and closure of the Plant City cooling pond is assumed to occur in the year 2087. Additional asset retirement obligations may be incurred in the future.

The liability for mine reclamation costs is primarily for work involving the re-contouring, re-vegetation and re-establishment of wildlife habitat and hydrology of land disturbed by phosphate rock mining activities. In accordance with regulations in Florida, physical reclamation and restoration of disturbed areas is generally required to be completed within a prescribed time frame after completion of mining operations, and the timing of reconnection to surrounding lands and waterways varies based on achievement of applicable release criteria. The actual time required to complete the work may vary depending on site-specific reclamation plans and other circumstances.

The $4.8 million change in estimate in phosphogypsum stack closure costs in 2007 was primarily due to changes in prior estimates and the impact of new environmental regulations. The 2007 updated closure plan includes certain changes in the order and timing of closure activities, including additional water treatment costs arising from a change in the projected amount and timing of water treatment due to new water containment regulations in Florida.

The $4.9 million change in estimate in phosphogypsum stack closure costs in 2008 relates primarily to our Bartow facility and resulted mainly from recently mandated changes in the scope and timing of the cooling pond closure due to reclassification of a nearby river by the Florida Department of Environmental Protection (FDEP) to “impaired waterbody” status, which necessitated changes to our closure plans. The $6.5 million change in estimate for mine reclamation costs in 2008 followed completion of a review of projected reclamation costs at our Hardee County phosphate rock mine due to changes in costs of earth moving and landscape development activities. In addition, we refined our estimate of the number of mined acres to be reclaimed which also increased our reclamation obligation. Of the total $10.8 million ARO change in estimate in 2008, $7.6 million was recognized as an expense and $3.2 million was recognized as an increase in fixed assets.

We have unrecorded AROs at our Donaldsonville, Louisiana nitrogen complex; at Canadian Fertilizers Limited’s Medicine Hat, Alberta nitrogen complex; and at our distribution and storage facilities, that are conditional upon cessation of operations. These AROs include certain decommissioning activities as well as the removal and disposition of certain chemicals, waste materials, structures, equipment, vessels, piping and storage tanks. Also included is reclamation of land and, in the case of Donaldsonville, reclamation of two effluent ponds. The most recent estimate of the aggregate cost of these AROs expressed in 2009 dollars is $21 million. We have not recorded a liability for these conditional AROs at December 31, 2009, because currently we do not have a reasonable basis for estimating a date or range of dates of cessation of operations at these facilities. In reaching this conclusion, we considered the historical performance of each facility and have taken into account factors such as planned maintenance, asset replacements and upgrades of plant and equipment, which if conducted as in the past, can extend the physical lives of our Donaldsonville and Medicine Hat facilities indefinitely. We also considered the possibility of changes in technology, risk of obsolescence, and availability of raw materials in arriving at our conclusion.

In the first quarters of 2007, 2008 and 2009, we made annual contributions of $9.4 million, $6.2 million and $7.5 million, respectively, to an escrow account established for the benefit of the Florida Department of Environmental Protection as a means of complying with Florida’s regulations governing financial assurance related to the closure and post-closure of phosphogypsum stacks. We expect to contribute another $3.7 million in the first quarter of 2010. Based on the predetermined funding formula as prescribed by the state of Florida and an assumed rate of return of 2% on invested funds, we estimate that over the subsequent 23 years, our contributions will average approximately $5 million per year and may range up to $10 million in the later years. The balance in the fund is estimated to peak at $210 million in 2033 and then decline over the next five decades as closure and post-closure work is completed and the funds are used to complete settlement of the AROs. No expense is recognized upon the funding of the account; therefore, contributions to the account will differ from amounts recognized as expense in our financial statements. The balance in the escrow account is reported as an asset at fair value on our consolidated balance sheets.

We also will be required to demonstrate financial assurance for reclamation and for wetland and other surface water mitigation measures in advance of any additional mining activities if and when we are able to expand our Hardee mining activities into areas not currently permitted.

14.                               Income Taxes

The components of earnings before income taxes and equity in earnings (loss) of unconsolidated affiliates are as follows:

	Year ended December 31,
	2009	2008	2007
	(in millions)
Domestic	$613.5	$1,059.1	$569.0
Non-U.S.	82.1	116.3	56.9
	$695.6	$1,175.4	$625.9

The components of the income tax provision are as follows:

	Year ended December 31,
	2009	2008	2007
	(in millions)
Current
Federal	$171.6	$304.5	$130.2
Foreign	8.6	6.3	2.6
State	20.2	40.9	18.7
	200.4	351.7	151.5
Deferred
Federal	38.4	23.6	42.1
Foreign	(0.1)	—	0.9
State	7.3	2.8	5.2
Valuation allowance	—	—	(0.2)
	45.6	26.4	48.0
Income tax provision	$246.0	$378.1	$199.5

Differences in the expected income tax provision based on statutory rates applied to earnings before income taxes and the income tax provision reflected in the consolidated statements of operations are summarized below:

	Year ended December 31,
	2009		2008		2007
	(in millions, except percentages)
Earnings before income taxes and equity in earnings (loss) of unconsolidated affiliates	$695.6		$1,175.4		$625.9
Expected tax at U.S. statutory rate	243.5	35.0%	411.4	35.0%	219.1	35.0%
State income taxes, net of federal	17.8	2.6%	28.6	2.4%	15.5	2.5%
Income of the noncontrolling interest	(29.0)	(4.2)%	(40.9)	(3.5)%	(19.1)	(3.0)%
Non-deductible items	0.8	0.1%	(0.3)	—	0.3	—
Tax exempt income	(0.5)	(0.1)%	(3.8)	(0.3)%	(7.6)	(1.2)%
U.S. manufacturing profits deduction	(9.2)	(1.3)%	(17.7)	(1.5)%	(7.4)	(1.2)%
Non-deductible transaction costs	10.9	1.6%	—	—	—	—
Non-deductible capital costs	12.5	1.8%	—	—	—	—
Valuation allowance	—	—	—	—	(0.2)	—
Other	(0.8)	(0.1)%	0.8	0.1%	(1.1)	(0.2)%
Income tax at effective rate	$246.0	35.4%	$378.1	32.2%	$199.5	31.9%

Deferred tax assets and deferred tax liabilities are as follows:

	December 31,
	2009	2008
	(in millions)
Deferred tax assets
Net operating loss carryforward, patronage—sourced	$99.7	$99.7
Retirement and other employee benefits	46.1	51.6
Asset retirement obligations	22.0	22.5
Unrealized loss on hedging derivatives	—	32.3
Unrealized loss on investments	1.7	8.7
Other	16.1	17.3
	185.6	232.1
Valuation allowance	(99.7)	(99.7)
	85.9	132.4
Deferred tax liabilities
Depreciation and amortization	(93.4)	(68.0)
Deferred patronage from CFL	(59.5)	(79.0)
Depletable mineral properties	(45.2)	(43.1)
Unrealized gain on hedging derivatives	(1.1)	—
Other	(7.6)	(0.6)
	(206.8)	(190.7)
Net deferred tax liability	(120.9)	(58.3)
Less amount in current liabilities	(52.6)	(52.1)
Noncurrent asset (liability)	$(68.3)	$(6.2)

The Company files federal, provincial, state and local income tax returns principally in the United States and Canada. In general, filed tax returns remain subject to examination by United States tax jurisdictions for years 2001 and thereafter and by Canadian tax jurisdictions for years 2005 and thereafter. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	December 31,
	2009	2008
	(in millions)
Unrecognized tax benefits:
Beginning balance	$74.6	$0.2
Additions for tax positions taken during an earlier year	—	0.6
Additions for tax positions taken during the current year	14.5	73.8
Ending balance	$89.1	$74.6

In connection with our initial public offering (IPO) in August 2005, CF Industries, Inc. (CFI) ceased to be non-exempt cooperative for income tax purposes, and we entered into a net operating loss agreement (NOL Agreement) with CFI’s pre-IPO owners relating to the future utilization of the pre-IPO net operating loss carryforwards (NOLs). Under the NOL Agreement, if it is finally determined that the NOLs can be utilized to offset applicable post-IPO taxable income, we will pay the pre-IPO owners amounts equal to the resulting federal and state income taxes actually saved.

In the years ended December 31, 2008 and December 31 2009, we took tax return positions utilizing a portion of the NOLs. As the result of these return positions, our unrecognized tax benefits increased by $73.2 million and $14.2 million, respectively. The amount of unrecognized tax benefits at December 31, 2009 which, if recognized, would affect our effective tax rate, is $28.2 million. The remainder of the unrecognized tax benefits, if received, will be payable to the pre-IPO owners under the NOL Agreement. We believe that it is reasonably possible that the amounts of unrecognized tax benefits related to the utilization of the NOLs may change significantly within the next twelve months, increasing due to further utilization of the remaining NOLs or decreasing due to possible review of amended income tax returns by tax jurisdictions. An estimate of the amount, or range of amounts, of the possible increases or decreases cannot be made.

At the time of our IPO we had net operating loss carryforwards of $250 million. After giving effect to the tax return positions taken during the years ended December 31, 2008 and December 31, 2009, our net operating loss carryforward is $12 million with expiration in the year 2023.

No interest expense was recognized related to tax assessments for any of the years ended December 31, 2007 through December 31, 2009.

CFL operates as a cooperative for Canadian income tax purposes and distributes all of its earnings as patronage dividends to its customers, including CFI. For Canadian income tax purposes, CFL is permitted to deduct an amount equal to the patronage dividends it distributes to its customers, provided that certain requirements are met. As a result, CFL records no income tax provision.

15.                               Cash and Cash Equivalents, Short-Term Investments and Other Investments

Our cash and cash equivalents, short-term investments and other investments consist of the following:

	December 31, 2009				December 31, 2008
	Adjusted Cost	Unrealized Gains	Unrealized Losses	Fair Value	Adjusted Cost	Unrealized Gains	Unrealized Losses	Fair Value
	(in millions)
Cash	$17.0	$—	$—	$17.0	$49.4	$—	$—	$49.4
U.S. federal government obligations	658.2	—	—	658.2	562.6	—	—	562.6
Other debt securities	21.9	—	—	21.9	13.0	—	—	13.0
Total cash and cash equivalents	$697.1	$—	$—	$697.1	$625.0	$—	$—	$625.0
Short-term investments	185.0	—	—	185.0	—	—	—	—
Investment in marketable equity securities	138.8	21.4	—	160.2	—	—	—	—
Investments in auction rate securities	138.4	—	(4.5)	133.9	198.6	—	(20.8)	177.8
Asset retirement obligation escrow account	36.5	—	—	36.5	28.8	—	—	28.8
Nonqualified employee benefit trust	9.8	—	(1.2)	8.6	10.5	—	(1.9)	8.6

Under our short-term investment policy, we can invest our cash balances in several types of securities, including notes and bonds issued by governmental entities or corporations, and money market funds. Securities issued by governmental entities include those issued directly by the Federal government; those issued by state, local or other governmental entities; and those guaranteed by entities affiliated with governmental entities.

Cash and Cash Equivalents

At December 31, 2009 and 2008, our cash and cash equivalents consisted primarily of U.S. Treasury Bills with original maturities of three months or less and money market mutual funds that invest in U.S. government obligations.

Short-term Investments

As of December 31, 2009, our short-term investments consisted of available-for-sale U.S. Treasury Bills with original maturities between three and six months.

Investment in Marketable Equity Securities

Our investment in marketable equity securities consisted of our investment in Terra common stock. As of December 31 2009, we held approximately 5.0 million shares of Terra common stock which were purchased in the open market during the third quarter of 2009 and are classified as noncurrent available-for-sale securities. For additional information on the Terra common stock, see Note 9—Business Combination Activities and Subsequent Event and Note 12—Other Non-Operating—Net.

Investments in Auction Rate Securities

Auction rate securities are primarily debt instruments with long-term maturities for which interest rates are expected to be reset periodically through an auction process, which typically occurs every 7 to 35 days. The auction process results in the interest rate being reset on the underlying securities until the next reset or auction date. A failed auction occurs when there are insufficient bids for the number of instruments being offered. Upon a failed auction, the then present holders of the instruments continue to hold them and each instrument carries an interest rate based upon certain predefined formulas.

In the first quarter of 2008, the traditional auction process for auction rate securities began to fail, liquidity left the market and the securities became illiquid. Auctions have continued to fail since that time. Redemptions of certain auction rate securities and sales outside of the auction process have occurred. During 2009 and 2008, $60.2 million and $69.9 million, respectively, of our securities were either sold or have been redeemed at par value. The investments in auction rate securities held at December 31, 2009 are supported by student loans that were originated primarily under the Federal Family Education Loan Program (FFELP) and are guaranteed by entities affiliated with governmental entities. However, we will not be able to access the remaining funds until such time as an auction for these securities is successful, a buyer is found outside the auction process, and/or the securities are redeemed by the issuer.

We currently intend to hold our auction rate securities until a market recovery occurs and, based on our current liquidity position, we do not believe it is likely that we will need to sell these securities prior to their recovery in value. Therefore, we expect to recover our amortized cost basis in the investments. As a result, our unrealized holding loss on these securities is classified as a temporary impairment and is reported in other comprehensive income.

We valued these investments using a mark-to-model approach that relies on discounted cash flows, market data and inputs derived from similar instruments. This model takes into account, among other variables, the base interest rate, credit spreads, downgrade risks and default/recovery risk, the estimated time required to work out the disruption in the traditional auction process and its effect on liquidity, and the effects of insurance and other credit enhancements. In accordance with our policies, we review the underlying securities and assess the creditworthiness of these investments as part of our investment process.

As a result of the current market illiquidity and our judgment regarding the period of time that may elapse until the traditional auction process resumes or other effective market trading mechanisms develop, we have classified these investments as noncurrent assets on our consolidated balance sheets. These auction rate securities have maturities that range up to 38 years. As of December 31, 2009, the carrying values by range of maturity are as follows:

(in millions)

10 years up to 20 years	$14.6
20 years up to 30 years	56.8
30 years up to 40 years	62.5
$133.9

Asset Retirement Obligation Escrow Account

At December 31, 2009 and December 31, 2008, we utilized an escrow account to meet our financial assurance requirements associated with certain asset retirement obligations in Florida. The investments in this escrow account are accounted for as available-for-sale securities.

Nonqualified Employee Benefit Trust

At December 31, 2009 and December 31, 2008, we had a nonqualified employee benefit trust which is associated with certain deferred compensation related to nonqualified employee benefits. The investments are included in other assets on our consolidated balance sheets and are accounted for as available-for-sale securities.

For additional information on our investment in marketable equity securities, investments in auction rate securities, asset retirement obligation escrow account and nonqualified employee benefit trust, see Note 5—Fair Value Measurements.

16.                               Accounts Receivable

Accounts receivable consist of the following:

	December 31,
	2009	2008
	(in millions)

Trade	$163.3	$170.5
Other	4.1	4.6
	$167.4	$175.1

Trade accounts receivable includes amounts due from related parties. For additional information, see Note 33—Related Party Transactions and Note 19—Investments in and Advances to Unconsolidated Affiliates.

17.                               Inventories—Net

Inventories consist of the following:

	December 31,
	2009	2008
	(in millions)

Fertilizer	$157.3	$583.2
Market valuation reserve	—	(57.0)
	157.3	526.2
Raw materials, spare parts and supplies	50.5	62.4
	$207.8	$588.6

18.                               Other Current Assets and Other Current Liabilities

Other current assets consist of the following:

	December 31,
	2009	2008
	(in millions)

Margin deposits	$0.9	$12.2
Prepaid product and expenses	5.3	5.2
Product exchanges	1.1	0.1
Unrealized gains on natural gas derivatives	3.8	0.7
	$11.1	$18.2

Margin deposits represent primarily cash collateral on deposit with counterparties related to natural gas derivative contracts. For additional information, see Note 27—Derivative Financial Instruments.

Other current liabilities consist of the following:

	December 31,
	2009	2008
	(in millions)

Unrealized losses on natural gas derivatives	$0.9	$85.3
Product exchanges	2.2	0.8
	$3.1	$86.1

19.                               Investments in and Advances to Unconsolidated Affiliates

We own 50% of the common shares of KEYTRADE AG (Keytrade), a global fertilizer trading company headquartered near Zurich, Switzerland. We also own certain non-voting preferred shares of Keytrade and have provided additional subordinated financing. Keytrade purchases fertilizer products from various manufacturers around the world and resells them in approximately 50 countries through a network of seven offices. Keytrade is our exclusive exporter of phosphate fertilizer products from North America and our exclusive importer of UAN products into North America. We account for our investment in Keytrade under the equity method.

Our investment in and advances to Keytrade consist of the following:

	December 31,
	2009	2008
	(in millions)

Equity investment in Keytrade	$33.2	$32.4
Advances to Keytrade	12.4	12.4
	$45.6	$44.8

In 2009, 2008 and 2007, we recognized in our consolidated statements of operations equity in earnings (loss) of Keytrade of ($1.1) million, $4.2 million and $0.9 million, respectively. These amounts are net of our U.S. deferred income taxes. At December 31, 2009, the amount of our consolidated retained earnings that represents our undistributed earnings of Keytrade is $4.1 million.

During the third quarter of 2009, we acquired Keytrade’s exclusive U.S. marketing and terminal usage rights related to certain fertilizer products for $2.5 million. These rights are recognized as intangible assets and are being amortized against our share of Keytrade’s net income over their useful lives.

In 2009, 2008 and 2007, our sales to Keytrade were $304.2 million, $452.2 and $33.1 million, respectively, or 12%, 12% and 1%, respectively, of our consolidated net sales. In 2009, 2008 and 2007, our purchases from Keytrade were $2.8 million, $227.8 million and $45.8 million, respectively.

Our consolidated balance sheet at December 31, 2009 and 2008 includes balances in accounts receivable related to Keytrade of $12.5 million and $17.3 million, respectively.

The advances to Keytrade are subordinated notes that mature September 30, 2017 and bear interest at LIBOR plus 1.00 percent. In 2009 and 2008, we recognized interest income on advances to Keytrade of $0.2 million and $0.5 million, respectively. The carrying value of our advances to Keytrade approximates fair value.

20.                               Property, Plant and Equipment—Net

Property, plant and equipment—net consist of the following:

	December 31,
	2009	2008
	(in millions)

Land	$36.5	$31.8
Mineral properties	196.7	193.0
Manufacturing plants and equipment	2,141.7	1,987.4
Distribution facilities and other	228.3	220.8
Construction in progress	117.9	74.9
	2,721.1	2,507.9
Less: Accumulated depreciation, depletion and amortization	1,927.3	1,846.0
	$793.8	$661.9

Plant turnarounds—Scheduled inspections, replacements and overhauls of plant machinery and equipment at our continuous process manufacturing facilities are referred to as plant turnarounds. The expenditures related to turnarounds are capitalized into property, plant and equipment when incurred and are included in the table above in the line entitled, “Manufacturing plants and equipment.” The following is a summary of plant turnaround activity for 2009, 2008 and 2007:

	Year ended December 31,
	2009	2008	2007
	(in millions)

Net capitalized turnaround costs at beginning of the year	$40.6	$47.7	$34.5
Additions	27.6	18.8	26.6
Depreciation	(12.2)	(23.8)	(15.8)
Effect of exchange rate changes	1.4	(2.1)	2.4

Net capitalized turnaround costs at end of the year	$57.4	$40.6	$47.7

Scheduled replacements and overhauls of plant machinery and equipment include the dismantling, repair or replacement and installation of various components including piping, valves, motors, turbines, pumps, compressors, heat exchangers and the replacement of catalyst when a full plant shutdown occurs. Scheduled inspections are also conducted during full plant shutdowns, including required safety inspections which entail the disassembly of various components such as steam boilers, pressure vessels and other equipment requiring safety certifications. Capitalized turnaround costs have been applied consistently in the periods presented. Internal employee costs and overhead are not considered turnaround costs and are not capitalized.

21.                               Other Assets

Other assets consist of the following:

	December 31,
	2009	2008
	(in millions)

Spare parts	$26.9	$25.7
Nonqualified employee benefit trust	8.6	8.6
Investment in CoBank	2.7	2.7
Deferred financing agreement fees	1.0	1.4
Other	1.7	1.8
	$40.9	$40.2

22.                               Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consist of the following:

	December 31,
	2009	2008
	(in millions)

Accrued natural gas costs	$51.7	$55.3
Accounts payable	41.7	62.0
Payroll and employee related costs	21.0	24.9
Asset retirement obligations - current portion	11.1	11.2
Other	47.0	54.5
	$172.5	$207.9

Payroll and employee related costs include accrued salaries and wages, vacation, incentive plans and payroll taxes. Asset retirement obligations are the current portion of these obligations. Other includes accrued interest, utilities, property taxes, sales incentives and other credits, maintenance and professional services.

23.                               Customer Advances

Customer advances represent cash received from customers following acceptance of orders under our Forward Pricing Program (FPP). Customer advances, which typically represent a significant portion of the contract’s sales value, are received shortly after the contract is executed, with any remaining amount generally being collected by the time the product is shipped, thereby reducing or eliminating accounts receivable from customers upon shipment. Revenue is recognized when title and risk of loss transfers upon shipment or delivery of the product to customers. As of December 31, 2009, we had approximately 1.4 million tons of product committed to be sold under the FPP in 2010.

24.                               Credit Agreement and Notes Payable

Credit Agreement

In 2005, we entered into a senior secured revolving credit agreement with JPMorgan Chase Bank, N.A. (JPMorgan Chase) acting as administrative agent for the bank group. The credit facility as amended, is scheduled to be available until July 31, 2012 and provides up to $250 million, subject to a borrowing base, for working capital and general corporate purposes, including up to $50 million for the issuance of letters of credit.

Availability under the credit facility is limited by a borrowing base equal to the value of a specified percentage of eligible receivables, plus the value of a specified percentage of eligible inventory, plus a property, plant and equipment component (capped at $75 million in the aggregate) determined based on specified percentages of eligible fixed assets (including the real property) located at the Donaldsonville, Louisiana facility and other eligible real property, if any (each subject to caps), less the amount of any reserves JPMorgan Chase deems necessary, as determined in good faith and in the exercise of reasonable business judgment, such as unrealized losses with derivative counterparties who are members of the bank group.

CF Industries, Inc. is entitled to borrow at interest rates based on (1) the Base Rate (which is the higher of (i) the rate most recently announced by JPMorgan Chase as its “prime” rate and (ii) the federal funds rate plus 1/2 of 1% per annum) plus a margin applied to either rate ranging from 0.00 percent to 0.25 percent, and (2) the applicable Eurodollar Rate (which is the London Interbank Eurodollar Rate adjusted for reserves) plus an applicable margin that ranges from 1.25 percent to 1.50 percent. Letters of credit issued under the credit facility accrue fees at the applicable Eurodollar Rate borrowing margin. The applicable margins vary depending on the average daily availability for borrowing under the credit facility during CF Industries, Inc.’s most recent calendar quarter. CF Industries, Inc. is also required to pay certain fees, including fees based on the unused portion of the credit facility and fronting fees on undrawn amounts under outstanding letters of credit, and expenses in connection with the credit facility.

The credit facility is guaranteed by CF Holdings and certain domestic subsidiaries of CF Industries, Inc. (the Loan Parties) and secured by substantially all of the personal property and assets, both tangible and intangible, of the Loan Parties, 100% of the equity interests of each Loan Party’s direct and indirect domestic subsidiaries other than immaterial subsidiaries, 65% of the equity interests of each Loan Party’s first-tier foreign subsidiaries and the real property located in Donaldsonville, Louisiana.

Optional prepayments and optional reductions of the unutilized portion of the secured credit facility are permitted at any time, subject to, among other things, reimbursement of the lenders’ redeployment costs in the case of a prepayment of Eurodollar Rate borrowings. Mandatory prepayments are required, subject to certain exceptions, in certain instances (such as upon certain asset sales, receipt of proceeds of insurance and condemnation events in excess of $5 million and issuances of debt or equity) at any time after CF Industries, Inc.’s average daily cash availability amount is less than

$75 million for any 10 business day period and until such time as CF Industries, Inc.’s average daily cash availability amount is equal to or exceeds $75 million for a period of 60 consecutive days.

Under the terms of the credit facility, the Loan Parties agree to covenants that apply to each of them and their respective subsidiaries and which, among other things, limit the incurrence of additional indebtedness, liens, loans and investments; limit the ability to pay dividends, and to redeem and repurchase capital stock; place limitations on prepayments, redemptions and repurchases of debt; limit entry into mergers, consolidations, acquisitions, asset dispositions and sale/leaseback transactions, transactions with affiliates and certain swap agreements; restrict changes in business and amendment of debt agreements; and place restrictions on distributions from subsidiaries, the issuance and sale of capital stock of subsidiaries, and other matters customarily restricted in secured loan agreements.

Additionally, we are required to meet a financial test on a consolidated basis consisting of a minimum ratio of earnings before interest, taxes, depreciation and amortization (EBITDA), calculated as set forth in the credit facility, minus the unfinanced portion of Capital Expenditures to Fixed Charges (each as defined in the credit facility) if average daily cash availability under the credit facility in any calendar month is less than $50 million. The Loan Parties are further restricted from making capital expenditures in excess of $120 million during any 12-month period following any month in which average daily cash availability falls below $135 million (until such time as average daily cash availability for three consecutive months thereafter is greater than or equal to $135 million).

The credit facility contains customary representations and warranties and affirmative covenants, as well as customary events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross- defaults and cross-accelerations, certain bankruptcy or insolvency events, judgment defaults, certain ERISA-related events, changes in control, and invalidity of any credit facility collateral document or guarantee.

As of December 31, 2009, there was approximately $190.8 million of available credit and no borrowings outstanding under the credit facility.

Notes Payable

From time to time, CFL receives advances from us and from CFL’s noncontrolling interest holder to finance major capital expenditures. The advances outstanding are evidenced by unsecured promissory notes due December 30, 2011 and bear interest at market rates. The amount shown as notes payable represents the advances payable to CFL’s noncontrolling interest holder. The carrying value of notes payable approximates fair value. These notes are classified in non-current liabilities on the consolidated balance sheet as of December 31, 2009.

25.                               Leases

We have operating leases for certain property and equipment under various noncancelable agreements, the most significant of which are rail car leases and barge tow charters for the transportation of fertilizer, and a corporate office lease. The rail car leases currently have minimum terms ranging from one to seven years and the barge charter commitments currently have terms ranging from one to three years. We also have terminal and warehouse storage agreements for our distribution system, some of which contain minimum throughput requirements. The storage agreements contain minimum terms ranging from one to three years and commonly contain automatic annual renewal provisions thereafter unless canceled by either party.

We also have an operating lease agreement for our corporate headquarters in Deerfield, IL with a ten-year minimum term ending in 2017. The corporate office lease agreement includes leasehold incentives, rent holidays and scheduled rent increases that are recognized in expense on a straight-line basis. Our other operating lease agreements do not contain significant contingent rents, leasehold incentives, rent holidays, scheduled rent increases, concessions or unusual provisions.

Future minimum payments under noncancelable operating leases, barge charters and storage agreements at December 31, 2009 are shown below.

Operating
Lease Payments
(in millions)
2010	$29.9
2011	14.1
2012	8.8
2013	4.5
2014	3.5
Thereafter	7.7
$68.5

Total rent expense for cancelable and noncancelable operating leases was $37.2 million for 2009, $38.1 million for 2008 and $31.2 million for 2007.

26.                               Other Noncurrent Liabilities

Other noncurrent liabilities consist of the following:

	December 31,
	2009	2008
	(in millions)
Asset retirement obligations	$103.7	$100.7
Less: Current portion in accrued expenses	11.1	11.2
Noncurrent portion	92.6	89.5
Benefit plans and deferred compensation	93.1	111.1
Environmental and related costs	5.7	6.3
Deferred rent and other	5.8	5.7
	$197.2	$212.6

Asset retirement obligations are for phosphogypsum stack closure, mine reclamation and other obligations (see Note 13—Asset Retirement Obligations). Benefit plans and deferred compensation include liabilities for pensions, retiree medical benefits, and the noncurrent portion of incentive plans (see Note 7—Pension and Other Postretirement Benefits). Environmental and related costs consist of the noncurrent portions of the liability for environmental items included in other operating costs (see Note 8—Other Operating—Net).

27.                               Derivative Financial Instruments

We use natural gas in the manufacture of nitrogen fertilizer products. We manage the risk of changes in gas prices through the use of physical gas supply contracts and derivative financial instruments covering periods not exceeding three years. We use natural gas derivative instruments primarily to lock in a substantial portion of our margin on sales under the Forward Pricing Program. Our natural gas acquisition policy also allows us to establish derivative positions that are associated with anticipated natural gas requirements, unrelated to our Forward Pricing Program.

The derivative instruments that we currently use are natural gas swap contracts. These contracts settle using either NYMEX futures or AECO price indexes, which represent fair value at any given time. The contracts are entered into with respect to gas to be consumed in the future and settlements are scheduled to coincide with anticipated gas purchases used to manufacture nitrogen products during those future periods.

We report derivatives in the consolidated balance sheets at fair value with changes in their fair value recognized immediately in earnings, unless the normal purchase and sale exemption applies. We use natural gas derivatives primarily as an economic hedge of gas price risk, but without the application of hedge accounting. Accordingly, changes in the fair value of the derivatives are recorded in cost of sales as the changes occur. Cash flows related to natural gas derivatives are reported as operating activities.

The effect of derivatives in our consolidated statements of operations is shown below. All amounts arise from natural gas derivatives that are not designated as hedging instruments, with resulting gains and losses recorded in cost of sales.

	Year ended December 31,
	2009	2008	2007
	(in millions)
Realized losses	$(115.6)	$(26.7)	$(76.5)
Unrealized mark-to-market gains (losses)	87.5	(63.8)	17.0
Net derivative losses	$(28.1)	$(90.5)	$(59.5)

The fair values of derivatives on our consolidated balance sheets are shown below. All amounts arise from natural gas derivatives that are not designated as hedging instruments. For additional information on derivative fair values, see Note 5—Fair Value Measurement.

	December 31,
	2009	2008
	(in millions)
Unrealized gains in other current assets	$3.8	$0.7
Unrealized losses in other current liabilities	(0.9)	(85.3)
Net unrealized derivative gains (losses)	$2.9	$(84.6)

As of December 31, 2009 and December 31, 2008, we had open derivative contracts for 11.0 million MMBtus and 16.7 million MMBtus, respectively, of natural gas. For the year ended December 31, 2009, we used derivatives to cover approximately 38% of our natural gas consumption at Donaldsonville and approximately 35% of our two-thirds share of gas consumption at Medicine Hat.

Natural gas derivatives involve the risk of dealing with counterparties and their ability to meet the terms of the contracts. The counterparties to our natural gas derivatives are either large oil and gas companies or large financial institutions. Cash collateral is deposited with or received from derivative counterparties when predetermined unrealized gain or loss thresholds are exceeded.

As of December 31, 2008, the aggregate fair value of the derivative instruments with credit-risk-related contingent features in a net liability position was $84.6 million for which we had $10.8 million of cash collateral on deposit with counterparties. This cash collateral is included within margin deposits in other current assets on our consolidated balance sheet. As of December 31, 2009, we were not in a net liability position with any derivative counterparty and, as a result, we had no cash collateral on deposit related to derivative contracts.

For derivatives that are in net asset positions, we are exposed to credit loss from nonperformance by the counterparties. As of December 31, 2009, our exposure to credit loss from nonperformance by counterparties to derivative instruments totaled $2.9 million. We control our credit risk through the use of multiple counterparties individual credit limits, monitoring procedures, cash collateral requirements and master netting arrangements.

The master netting arrangements with respect to our derivative instruments also contain credit-risk-related contingent features that require us to maintain a minimum net worth level and certain financial ratios. If we fail to meet these minimum requirements, the counterparties to derivative instruments that are in net liability positions could require daily cash settlement of unrealized losses or some other form of credit support.

28.                               Stockholders’ Equity

Common Stock

We have 500 million shares of common stock, $0.01 par value per share, authorized, of which 48,569,985 shares were outstanding as of December 31, 2009.

Changes in common shares issued and outstanding are as follows:

	Year ended December 31,
	2009	2008	2007
Beginning balance	48,391,584	56,245,418	55,172,101
Exercise of stock options	164,200	610,865	1,036,042
Issuance of restricted stock	19,031	25,698	50,509
Forfeiture of restricted stock	(4,830)	(11,020)	(13,234)
Cancelation of treasury stock	—	(8,479,377)	—
Ending balance	48,569,985	48,391,584	56,245,418

Dividend Restrictions

Our ability to pay dividends on our common stock is limited under the terms of our JPMorgan Chase Bank, N.A. $250 million senior secured revolving credit facility. Pursuant to the terms of this agreement, dividends are a type of restricted payment that may be limited based on certain levels of cash availability as defined in the agreement.

Stockholder Rights Plan

We have adopted a stockholder rights plan (the plan). The existence of the rights and the rights plan is intended to deter coercive or partial offers which may not provide fair value to all stockholders and to enhance our ability to represent all of our stockholders and thereby maximize stockholder value.

Under the plan, each share of common stock has attached to it one right. Each right entitles the holder to purchase one one-thousandth of a share of a series of our preferred stock designated as Series A junior participating preferred stock at an exercise price of $90, subject to adjustment. Rights will only be exercisable under limited circumstances specified in the rights agreement when there has been a distribution of the rights and such rights are no longer redeemable by us. A distribution of the rights would occur upon the earlier of (i) 10 business days following a public announcement that any person or group has acquired beneficial ownership of 15% or more of the outstanding shares of our common stock, other than as a result of repurchases of stock by us or inadvertence by certain stockholders as set forth in the rights agreement; or (ii) 10 business days, or such later date as our board of directors may determine, after the date of the commencement of a tender offer or exchange offer that would result in any person, group or related persons acquiring beneficial ownership of 15% or more of the outstanding shares of our common stock. The rights will expire at 5:00 P.M. (New York City time) on July 21, 2015, unless such date is extended or the rights are earlier redeemed or exchanged by us.

If any person or group acquires shares representing 15% or more of the outstanding shares of our common stock, the rights will entitle a holder, other than such person, any member of such group or related person, all of whose rights will be null and void, to acquire a number of additional shares of our common stock having a market value of twice the exercise price of each right. If we are involved in a merger or other business combination transaction, each right will entitle its holder to purchase, at the right’s then-current exercise price, a number of shares of the acquiring or surviving company’s common stock having a market value at that time of twice the right’s exercise price.

The description and terms of the rights are set forth in a Rights Agreement dated as of July 21, 2005, between us and The Bank of New York, as Rights Agent.

Preferred Stock

We are authorized to issue 50 million shares of $0.01 par value preferred stock. Our amended and restated certificate of incorporation authorizes our Board of Directors, without any further stockholder action or approval, to issue these shares in one or more classes or series, and to fix the rights, preferences and privileges of the shares of each wholly unissued class or series and any of its qualifications, limitations or restrictions. In connection with our Stockholder Rights Plan, 500,000 shares of preferred stock have been designated as Series A junior participating preferred stock. No shares of preferred stock have been issued.

Accumulated Other Comprehensive Income

Stockholders’ equity also includes accumulated other comprehensive income (loss), which consists of the following components:

	Foreign	Unrealized		Accumulated
	Currency	Gain (Loss)	Defined	Other
	Translation	on	Benefit	Comprehensive
	Adjustment	Securities	Plans	Income (Loss)
	(in millions)
Balance at December 31, 2006	$(2.9)	$0.4	$(30.9)	$(33.4)
Unrealized gain	—	0.3	—	0.3
Reclassification to earnings	—	(0.2)	3.3	3.1
Gain arising during the period	—	—	10.9	10.9
Deferred taxes and other	3.9	—	(6.0)	(2.1)
Balance at December 31, 2007	1.0	0.5	(22.7)	(21.2)
Unrealized (loss)	—	(23.1)	—	(23.1)
Reclassification to earnings	—	(0.5)	2.0	1.5
(Loss) arising during the period	—	—	(57.2)	(57.2)
Deferred taxes and other	(5.4)	9.1	21.1	24.8
Balance at December 31, 2008	(4.4)	(14.0)	(56.8)	(75.2)
Unrealized gain	—	38.7	—	38.7
Reclassification to earnings	—	(0.2)	3.2	3.0
Gain arising during the period	—	—	3.9	3.9
Deferred taxes and other	4.0	(14.8)	(2.8)	(13.6)
Balance at December 31, 2009	$(0.4)	$9.7	$(52.5)	$(43.2)

The unrealized gain on securities in 2009 consists primarily of a reduction in the unrealized loss on our auction rate securities during the period and a net unrealized holding gain on our investment in marketable equity securities. See Note 5—Fair Value Measurements and Note 15—Cash and Cash Equivalents, Short-Term Investments and Other Investments for additional information on our investments in auction rate securities and investment in marketable equity securities. In 2008, the unrealized loss on securities relates primarily to the unrealized holding loss on our auction rate securities.

29.                               Stock-Based Compensation

2009 Equity and Incentive Plan

On April 21, 2009, our shareholders approved the CF Industries Holdings, Inc. 2009 Equity and Incentive Plan (Plan) which replaced the CF Industries Holdings, Inc. 2005 Equity and Incentive Plan (2005 Plan). Under the Plan, we may grant incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards (payable in cash or stock) and other stock-based awards to our officers, employees, consultants and independent contractors (including non-employee directors). The purpose of the Plan is to provide an incentive for our employees, officers, consultants and non-employee directors that is aligned with the interests of our stockholders.

Share Reserve and Individual Award Limits

The maximum number of shares reserved for the grant of awards under the Plan is the sum of (i) 3.9 million and (ii) the number of shares subject to outstanding awards under the 2005 Plan to the extent such awards terminate or expire without delivery of shares. For purposes of determining the number of shares of stock available for grant under the Plan, each option or stock appreciation right is counted against the reserve as one share. Each share of stock granted, other than an option or a stock appreciation right, is counted against the reserve as 1.61 shares. If any outstanding award expires for any reason or is settled in cash, any unissued shares subject to the award will again be available for issuance under the Plan. Shares tendered in payment of the exercise price of an option and shares withheld by the Company or otherwise received by the Company to satisfy tax withholding obligations are not available for future grant under the Plan. At December 31, 2009, we had 3.7 million shares available for future awards under the Plan. The Plan provides that no more than 1.0 million underlying shares may be granted to a participant in any one calendar year.

Stock Options

Under the Plan, we granted to plan participants nonqualified options to purchase shares of our common stock. The exercise price of these options is equal to the market price of our common stock on the date of grant. The contractual life of the options is ten years and one-third of the options vest on each of the first three anniversaries of the date of grant.

The fair value of each stock option award is estimated using the Black-Scholes option valuation model. Key assumptions used and resulting grant date fair values are shown in the following table.

	2009	2008	2007
Assumptions:
Weighted-average expected volatility	54%	58%	36%
Expected term of stock options	4-5 Years	5 Years	5-6 Years
Risk-free interest rate	2.3-2.9%	1.5%-3.3%	3.6%-4.6%
Weighted-average expected dividend yield	0.5%	0.3%	0.2%
Weighted-average grant date fair value per share of options granted	$37.24	$61.59	$21.17

In 2009 and 2008, the expected volatility of our stock options was based on the combination of the historical volatility of our stock and implied volatilities of exchange traded options on our stock. In 2007, the expected volatility was determined by utilizing a combination of historical volatility of our stock and the stock of other companies in our industry, and implied volatilities of exchange traded options of both of these groups, since sufficient CF-specific historical data was not available.

The expected term of options is estimated based on our historical exercise experience, post vesting employment termination behavior and the contractual term.

The risk-free rate is based on the U.S. Treasury Strip yield curve in effect at the time of grant for the expected term of the options.

A summary of stock option activity under the plan at December 31, 2009 is presented below:

		Weighted -
		Average
	Shares	Exercise Price
Outstanding at January 1, 2009	1,778,385	$26.22
Granted	139,000	82.21
Exercised	(164,200)	19.63
Expired	(1,823)	125.33
Forfeited	(9,084)	87.90
Outstanding at December 31, 2009	1,742,278	30.88
Exercisable at December 31, 2009	1,472,245	21.04

Selected amounts pertaining to stock option exercises are as follows.

	2009	2008	2007
	(in millions)
Cash received from stock option exercises	$3.2	$10.1	$16.6
Actual tax benefit realized from stock option exercises	$3.7	$25.3	$16.2
Pre-tax intrinsic value of stock options exercised	$9.8	$69.2	$44.6

The following table summarizes information about stock options outstanding and exercisable at December 31, 2009.

	Options Outstanding				Options Exercisable
		Weighted-				Weighted-
		Average				Average
		Remaining		Aggregate		Remaining		Aggregate
		Contractual	Weighted -	Intrinsic		Contractual	Weighted -	Intrinsic
Range of		Term	Average	Value (1)		Term	Average	Value (1)
Exercise Prices	Shares	(years)	Exercise Price	(in millions)	Shares	(years)	Exercise Price	(in millions)
$14.83 - $20.00	1,323,058	5.8	$15.85	$99.2	1,323,058	5.8	$15.85	$99.2
$20.01 - $100.00	324,143	8.5	64.55	8.5	117,341	7.6	51.35	4.6
$100.01 - $125.33	95,077	8.6	125.33	—	31,846	8.6	125.33	—
	1,742,278	6.4	30.88	$107.7	1,472,245	6.0	21.04	$103.8

(1)                                     The aggregate intrinsic value represents the total pre-tax intrinsic value, based on our closing stock price of $90.78 as of December 31, 2009, which would have been received by the option holders had all option holders exercised their options as of that date.

Restricted Stock

The fair value of a restricted stock award is equal to the numbers of shares awarded multiplied by the closing market price of our common stock on the date of grant. The restricted stock awarded to key employees vests three years from the date of grant. The restricted stock awarded to non-management members of our Board of Directors vests the earlier of one year from the date of the grant or the date of the next annual shareholder meeting. During the vesting period, the holders of the restricted stock are entitled to dividends and voting rights.

A summary of restricted stock activity under the plan at December 31, 2009 is presented below:

		Weighted -
		Average
		Grant-Date
	Shares	Fair Value
Outstanding at January 1, 2009	145,678	$42.13
Granted	41,376	79.53
Restrictions lapsed (vested)	(87,118)	19.48
Forfeited	(4,830)	76.71
Outstanding at December 31, 2009	95,106	77.38

The weighted-average grant date fair value of restricted stock granted in 2009, 2008 and 2007 was as shown below.

	2009	2008	2007
Weighted-average grant date fair value per share of restricted stock granted	$79.53	$121.17	$49.21

Selected amounts pertaining to restricted stock that vested are as follows.

	2009	2008	2007
		(in millions)
Actual tax benefit realized from restricted stock vested	$2.0	$0.9	$0.4
Fair value of restricted stock vested	$7.1	$1.7	$1.2

Compensation Cost

Compensation cost is recorded primarily in selling, general and administrative expense. The following table summarizes stock-based compensation costs and related income tax benefits.

	Year ended December 31,
	2009	2008	2007
	(in millions)
Stock-based compensation expense	$6.6	$8.3	$9.7
Income tax benefit	(2.4)	(3.1)	(3.6)
Stock-based compensation expense, net of income taxes	$4.2	$5.2	$6.1

Unrecognized compensation cost as of December 31, 2009 is as follows.

	Stock	Restricted
	Options	Stock
Pre-tax unrecognized compensation cost, net of estimated forfeitures (in millions)	$8.3	$3.7
Weighted-average period over which expense will be recognized	2.0 years	2.0 years

An excess tax benefit is generated when the realized tax benefit from the vesting of restricted stock, or a stock option exercise, exceeds the previously recognized deferred tax asset. Excess tax benefits are required to be reported as a financing cash inflow rather than a reduction of taxes paid. The excess tax benefits in 2009 and 2008 totaled $4.6 million and $24.3 million, respectively.

30.                               Other Financial Statement Data

The following provides additional information relating to cash flow activities:

	Year ended December 31,
	2009	2008	2007
	(in millions)
Cash paid during the year
Interest	$1.0	$1.2	$1.4
Income taxes—net of refunds	198.0	342.3	137.2

31.                               Contingencies

Litigation

From time to time, we are subject to ordinary, routine legal proceedings related to the usual conduct of our business, including proceedings regarding public utility and transportation rates, environmental matters, taxes and permits relating to the operations of our various plants and facilities. Based on the information available as of the date of this filing, we believe that the ultimate outcome of these matters will not have a material adverse effect on our consolidated financial position or results of operations.

Environmental

Plant City Environmental Matters

RCRA Enforcement Initiative.  In December 2004 and January 2005, the United States Environmental Protection Agency (EPA) inspected our Plant City, Florida phosphate fertilizer complex to evaluate the facility’s compliance with the Resource Conservation and Recovery Act (RCRA), the federal statute that governs the generation, transportation, treatment, storage and disposal of hazardous wastes. This inspection was undertaken as a part of a broad enforcement initiative commenced by the EPA to evaluate whether mineral processing and mining facilities, including, in particular, all wet process phosphoric acid production facilities, are in compliance with RCRA, and the extent to which such facilities’ waste management practices have impacted the environment.

By letter dated September 27, 2005, EPA Region 4 issued to the Company a Notice of Violation (NOV) and Compliance Evaluation Inspection Report. The NOV and Compliance Evaluation Inspection Report alleged a number of violations of RCRA, including violations relating to recordkeeping, the failure to properly make hazardous waste determinations as required by RCRA, and alleged treatment of sulfuric acid waste without a permit. The most significant allegation in the NOV is that the Plant City facility’s reuse of phosphoric acid process water (which is otherwise exempt from regulation as a hazardous waste) in the production of ammoniated phosphate fertilizer, and the return of this process water to the facility’s process water recirculating system, have resulted in the disposal of hazardous waste into the system without a permit. The Compliance Evaluation Inspection Report indicates that, as a result, the entire process water system, including all pipes, ditches, cooling ponds and gypsum stacks, could be regulated as hazardous waste management units under RCRA.

Several of the Company’s competitors have received NOVs making this same allegation. This particular recycling of process water is common in the industry and, the Company believes, was authorized by the EPA in 1990. The Company also believes that this allegation is inconsistent with recent case law governing the scope of the EPA’s regulatory authority under RCRA. Nonetheless, the Company has conducted a successful pilot test to replace process water as a scrubbing medium at the ammonium phosphate fertilizer plants and maintain compliance with Plant City’s air permit. The Company has received a permit from the Florida Department of Environmental Protection that authorizes the Company to make this change for the three ammonium phosphate plants that utilize process water. Although this does not fully resolve the NOV or address all of the issues identified by the EPA and United States Department of Justice (DOJ), this does address a significant issue identified in the NOV.

The NOV indicated that the Company is liable for penalties up to the statutory maximum (for example, the statutory maximum per day of noncompliance for each violation that occurred after March 15, 2004 is $32,500 per day). Although penalties of this magnitude are rarely, if ever, imposed, the Company is at risk of incurring substantial civil penalties with respect to these allegations. The EPA has referred this matter to the DOJ for enforcement. The Company is currently in negotiations with the DOJ that have included not only the issues identified in the NOV but other operational practices of the Company and its competitors. A final settlement may include the requirement for the Company to meet specified financial tests and/or contribute cash or other qualifying assets into a trust designated to be used for the closure, long-term maintenance, and monitoring costs for our phosphogypsum stacks, as well as any costs incurred to manage the water contained in the stack systems upon closure. The Company does not know if this matter will be resolved prior to the commencement of litigation by the United States.

Clean Air Act Investigation.  On March 19, 2007, the Company received a letter from the EPA under Section 114 of the Federal Clean Air Act requesting information and copies of records relating to compliance with New Source Review, New Source Performance Standards, and National Emission Standards for Hazardous Air Pollutants at the Plant City facility. The Company responded to this letter with the information requested, completing the document production process in late 2007. The EPA initiated this same process in relation to numerous other sulfuric acid plants and phosphoric acid plants throughout the nation, including other facilities in Florida. In some cases, the EPA filed enforcement proceedings asserting that the facilities had not complied with the Clean Air Act. To date, these enforcement proceedings have been resolved through settlements. It is not known at this time whether the EPA will initiate enforcement with respect to the Plant City facility.

EPCRA Investigation.  Pursuant to a letter from the DOJ dated July 28, 2008 that was sent to representatives of the major U.S. phosphoric acid manufacturers, including CF Industries, Inc., the DOJ stated that it and the EPA believe that apparent violations of Section 313 of the Emergency Planning and Community Right-to-Know Act (EPCRA), which requires annual reports to be submitted with respect to the use of certain toxic chemicals, have occurred at all of the phosphoric acid facilities operated by these manufacturers. The letter also states that the DOJ and the EPA believe that most of these facilities have violated Section 304 of EPCRA and Section 103 of the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) by failing to provide required notifications relating to the release of hydrogen fluoride from these facilities. The letter did not specifically identify alleged violations at our Plant City, Florida complex or assert a claim for a specific amount of penalties. The EPA submitted an information request to the Company on February 11, 2009, as a follow-up to the July 2008 letter. The Company provided initial informational responses to the agency’s inquiry on May 14 and May 29, 2009. The EPA has not yet responded to the Company’s submittals.

As a result of the factors discussed above, we cannot estimate the potential penalties, fines or other expenditures, if any, that may result from the Plant City environmental matters, and therefore, we cannot determine if the ultimate outcome of these matters will have a material impact on the Company’s financial position, results of operations or cash flows.

Louisiana Environmental Matters

Clean Air Act—Section 185 Fee.  Our Donaldsonville Nitrogen Complex is located in a five-parish region near Baton Rouge, Louisiana that, as of 2005, was designated as being in “severe” nonattainment with respect to the national ambient air quality standard (NAAQS) for ozone (the “1-hour ozone standard”) pursuant to the Federal Clean Air Act (the Act). Section 185 of the Act requires states, in their state implementation plans, to levy a fee (Section 185 fee) on major stationary sources (such as the Donaldsonville facility) located in a severe nonattainment area that did not meet the 1-hour ozone standard by November 30, 2005. The fee was to be assessed for each calendar year (beginning in 2006) until the area achieved compliance with the ozone NAAQS.

Prior to the imposition of Section 185 fees, the EPA adopted a new ozone standard (the “8-hour ozone standard”) and rescinded the 1-hour ozone standard. The Baton Rouge area was designated as a “moderate” nonattainment area with respect to the 8-hour ozone standard. However, because Section 185 fees had never been assessed prior to the rescission of the 1-hour ozone standard (rescinded prior to the November 30, 2005 ozone attainment deadline), the EPA concluded in a 2004 rulemaking implementing the 8-hour ozone standard that the Act did not require states to assess Section 185 fees. As a result, Section 185 fees were not assessed against CF Industries, Inc. and other companies located in the Baton Rouge area.

In 2006, the D.C. Circuit Court of Appeals rejected the EPA’s position and held that Section 185 fees were controls that must be maintained and fees should have been assessed under the Act. In January 2008, the U.S. Supreme Court declined to accept the case for review, making the appellate court’s decision final.

The EPA has not yet proposed new regulations to address the Section 185 fee issue and there remains uncertainty as to the implementation of this provision, including the timing of any assessments; whether the EPA will authorize states to adopt plans to implement Section 185 by means other than the assessment of a fee; and whether major sources located in areas that would have achieved compliance with the 8-hour ozone standard, but continued to be in non-compliance with the 1-hour ozone standard, will continue to be subject to the Section 185 fee. Regardless of the approach adopted by the EPA, we expect that it is likely to be challenged by the environmental community, the states, and/or affected industries. Therefore, the costs associated with compliance with the Act cannot be determined at this time, and we cannot reasonably estimate the impact on the Company’s financial position, results of operations or cash flows.

Clean Air Act Information Request.  On February 26, 2009, the Company received a letter from the EPA under Section 114 of the Federal Clean Air Act requesting information and copies of records relating to compliance with New Source Review and New Source Performance Standards at the Donaldsonville facility. The Company has completed the submittal of all requested information. It is not known at this time whether the EPA will initiate enforcement with respect to the Donaldsonville facility.

Other

CERCLA/Remediation Matters.  From time to time, we receive notices from governmental agencies or third parties alleging that we are a potentially responsible party at certain cleanup sites under CERCLA or other environmental cleanup laws. In 2002 and in 2009, we were asked by the current owner of a former phosphate mine and processing facility that we allegedly operated in the late 1950s and early 1960s located in Georgetown Canyon, Idaho, to contribute to a remediation of this property. We declined to participate in the cleanup. It is our understanding that the current owner signed a Consent Judgment with the Idaho Department of Environmental Quality (IDEQ) for cleanup of the processing portion of the site and has submitted a Draft Remedial Action Plan that is under review by the IDEQ and related agencies. We anticipate that the current owner might bring a lawsuit against us seeking contribution for the cleanup costs, although we do not have sufficient information to determine whether or when such a lawsuit may be brought. We are not able to estimate at this time our potential liability, if any, with respect to the remediation of this property. Based on currently available information, we do not expect that any remedial or financial obligations we may be subject to involving this or other sites will have a material adverse effect on our business, financial condition, results of operations or cash flows.

Other Matters

Beginning in March 2009, purported shareholders of the Company commenced in the Delaware Court of Chancery a consolidated putative class action, captioned In re CF Industries Shareholder Litigation, against the Company and the members of its Board of Directors. The suit alleges, among other things, that the members of the Company’s Board of Directors breached their fiduciary duties by their actions in connection with the rejection of the unsolicited proposal by Agrium to acquire CF Holdings. The suit also asserts claims in connection with the Company’s proposed business combination with Terra, which the Company announced it had withdrawn on January 14, 2010. The suit further asserts claims relating to disclosures by the Company in connection with the Agrium proposal and the proposed combination with Terra. The action remains pending, and the parties have been engaged in the discovery process. The Company and the Board of Directors believe that this action is without merit and intend to defend their positions in this matter vigorously. Currently we cannot determine whether the ultimate outcome of this lawsuit will have a material impact on the Company’s financial position, results of operations or cash flows.

32.                               Segment Disclosures

We are organized and managed based on two segments, which are differentiated primarily by their products, the markets they serve and the regulatory environments in which they operate. The two segments are the nitrogen segment and the phosphate segment. The Company’s management uses gross margin to evaluate segment performance and allocate resources. Selling, general and administrative expenses, other operating and non-operating expenses, interest, and income taxes, are centrally managed and not included in the measurement of segment profitability reviewed by management. The accounting policies of the segments are the same as those described in Note 2—Summary of Significant Accounting Policies.

Segment data for sales, cost of sales, gross margin, depreciation, depletion and amortization, capital expenditures, and assets for 2009, 2008 and 2007 are shown in the tables below. Other assets, capital expenditures and depreciation include amounts attributable to the corporate headquarters and unallocated corporate assets.

	Nitrogen	Phosphate	Consolidated
	(in millions)
Year ended December 31, 2009
Net sales
Ammonia	$557.3	$—	$557.3
Urea	787.2	—	787.2
UAN	489.5	—	489.5
DAP	—	557.7	557.7
MAP	—	121.6	121.6
Potash	—	89.8	89.8
Other	5.3	—	5.3
	1,839.3	769.1	2,608.4
Cost of sales	1,055.1	713.9	1,769.0
Gross margin	$784.2	$55.2	$839.4
Year ended December 31, 2008
Net sales
Ammonia	$604.1	$—	$604.1
Urea	1,208.3	—	1,208.3
UAN	772.6	—	772.6
DAP	—	1,165.0	1,165.0
MAP	—	165.0	165.0
Other	6.1	—	6.1
	2,591.1	1,330.0	3,921.1
Cost of sales	1,820.8	877.6	2,698.4
Gross margin	$770.3	$452.4	$1,222.7
Year ended December 31, 2007
Net sales
Ammonia	$556.0	$—	$556.0
Urea	889.0	—	889.0
UAN	591.8	—	591.8
DAP	—	579.4	579.4
MAP	—	135.4	135.4
Other	5.1	—	5.1
	2,041.9	714.8	2,756.7
Cost of sales	1,595.1	491.6	2,086.7
Gross margin	$446.8	$223.2	$670.0

	Nitrogen	Phosphate	Other	Consolidated
	(in millions)
Depreciation, depletion and amortization
Year ended December 31, 2009	$59.0	$39.7	$2.3	$101.0
Year ended December 31, 2008	57.3	40.5	3.0	100.8
Year ended December 31, 2007	50.4	31.5	2.6	84.5
Capital expenditures
Year ended December 31, 2009	$165.2	$70.2	$0.3	$235.7
Year ended December 31, 2008	74.2	66.2	1.4	141.8
Year ended December 31, 2007	61.1	39.9	4.1	105.1
Assets
December 31, 2009	$712.7	$564.1	$1,218.1	$2,494.9
December 31, 2008	758.2	764.1	865.3	2,387.6

Enterprise-wide data by geographic region is as follows:

	Year Ended December 31,
	2009	2008	2007
	(in millions)
Sales by geographic region (based on destination of shipments)
U.S.	$2,029.7	$3,072.3	$2,328.1
Canada	261.9	406.5	272.3
Export	316.8	442.3	156.3
	$2,608.4	$3,921.1	$2,756.7

	December 31,
	2009	2008
	(in millions)
Property, plant and equipment—net by geographic region
U.S.	$745.2	$624.8
Canada	48.6	37.1
Consolidated	$793.8	$661.9

Major customers that represent at least ten percent of our consolidated revenues are presented below:

	Year Ended December 31,
	2009	2008	2007
	(in millions)
Sales by major customer
CHS Inc.(1)	$572.5	$796.4	$654.4
Gavilon LLC(2)	315.1	353.1	238.4
KEYTRADE AG(3)	304.2	452.2	33.1
GROWMARK, Inc.	233.8	377.2	288.4
Others	1,182.8	1,942.2	1,542.4
Consolidated	$2,608.4	$3,921.1	$2,756.7

(1)                                     Includes sales to Agriliance, LLC (a 50-50 joint venture between CHS Inc. (CHS) and Land O’Lakes, Inc.) prior to the September 1, 2007 transaction in which Agriliance distributed its crop nutrients business to CHS.

(2)                                     Gavilon Fertilizer LLC (Gavilon) was previously ConAgra International Fertilizer Company, a wholly owned subsidiary of ConAgra Foods, Inc.

(3)                                     The Company owns 50% of the common stock of KEYTRADE AG (Keytrade). Keytrade purchases fertilizer products from various manufacturers around the world and resells them in approximately 50 countries through a network of seven offices. We utilize Keytrade as our exclusive exporter of phosphate fertilizers from North America and importer of UAN products into North America. Profits resulting from sales or purchases with Keytrade are eliminated until realized by Keytrade or us, respectively.

33.                               Related Party Transactions

We have multi-year supply contracts related to purchases of fertilizer products with two of our former owners, GROWMARK, Inc. (GROWMARK) and CHS, Inc. (CHS). The chief executive officer of GROWMARK, William Davisson, and the president and chief executive officer of CHS, John D. Johnson, serve as members of our Board of Directors. As of December 31, 2009, GROWMARK was the beneficial owner of approximately 3% of our outstanding common stock.

Product Sales

CHS accounted for 22%, 20% and 24% of our consolidated net sales in 2009, 2008 and 2007, respectively. GROWMARK accounted for 9%, 10% and 10% of our consolidated net sales in 2009, 2008 and 2007, respectively. See Note 32—Segment Disclosures for additional information on sales to CHS and GROWMARK.

In addition to purchasing fertilizer from us, CHS and GROWMARK have contracts with us to store fertilizer products at certain of our warehouses. In connection with these storage arrangements we recognized approximately $0.7 million, $0.7 million and $0.8 million from CHS in 2009, 2008 and 2007, respectively, and we recognized $0.2 million, $0.4 million and $0.2 million from GROWMARK in 2009, 2008 and 2007, respectively. GROWMARK has also entered into a terminal sublease with us pursuant to which we pass through to GROWMARK the economics of our underlying terminal lease with a third party. These lease payments for 2009 were insignificant.

Accounts Receivable

Accounts receivable at December 31, 2009 and 2008 includes $12.3 million and $8.7 million, respectively, due from CHS and $6.6 million and $10.0 million, respectively, due from GROWMARK.

Supply Contracts

We have multi-year supply contracts with CHS and GROWMARK relating to purchases of fertilizer products. The term of the supply contract with CHS lasts until June 30, 2010, and in the case of GROWMARK, lasts until June 30, 2013. In both cases, the terms are extended automatically for successive one-year periods unless a termination notice is given by either party. CHS has notified us that the multi-year supply contract set to expire on June 30, 2010 will not be renewed.

Both contracts specify a sales target volume and a requirement volume for the first contract year. The requirement volume is a percentage of the sales target volume and represents the volume of fertilizer that we are obligated to sell, and the customer is obligated to purchase, during the first contract year. Thereafter, for the CHS contract, the sales target volume is subject to yearly adjustment by mutual agreement or, failing such agreement, to an amount specified by us which is not less than 95% nor more than 100% of the prior year’s sales target volume. For the GROWMARK contract, the sales target volume is subject to yearly adjustment by mutual agreement or, failing such agreement, to an amount specified by us which is not more than 105% of the prior year’s sales target volume. The requirement volume for both contracts is also subject to yearly adjustment to an amount specified by the customer which is not less than 65% nor more than 100% of the then applicable sales target volume. Both contracts also contain reciprocal “meet or release” provisions pursuant to which each party must provide the other party with notice and the opportunity to match a transaction with a third party if such a transaction would impact the party’s willingness or ability to supply or purchase, as the case may be, the then applicable sales target volume. The “meet or release” provisions may not, however, reduce the requirements volume.

The prices for product sold under the supply contracts vary depending on the type of sale selected by the customer. The customer may select (i) cash sales at prices that are published in our weekly cash price list, (ii) index sales at a published index price, (iii) forward pricing sales under our Forward Pricing Program, or (iv) sales negotiated between the parties. The supply contracts also provide for performance incentives based on (i) the percentage of the sales target volume actually purchased, (ii) the timing of purchases under our Forward Pricing Program, (iii) the amount of purchases under our Forward Pricing Program and (iv) specifying a requirement volume in excess of the then applicable minimum requirement volume. The supply contract with CHS also provides for a performance incentive based on quantity discounts for overall volume.

We have agreed with CHS and GROWMARK that the prices charged for cash sales, index sales, and forward pricing sales will be the same prices we charge all of our similarly situated customers. We also agreed with CHS that the performance incentives offered to them will be equal to the highest comparable incentives offered to other requirement contract customers. We believe the performance incentives offered under the CHS supply contract are consistent with the incentives offered to similarly situated customers in our industry in transactions between unaffiliated parties.

Our supply contract with CHS also provides them with a right of first offer for the purchase of certain of our storage and terminal facilities.

Net Operating Loss Carryforwards

In connection with our initial public offering (IPO) in August 2005, CF Industries, Inc. (CFI) ceased to be a non-exempt cooperative for federal income tax purposes, and we entered into a net operating loss agreement (NOL Agreement) with CFI’s pre-IPO owners, including CHS and GROWMARK, relating to the future utilization of the pre-IPO net operating loss carryforwards (NOLs). Under the NOL Agreement, if it is finally determined that the NOLs can be utilized to offset applicable post-IPO taxable income, we will pay the pre-IPO owners amounts equal to the resulting federal and state income taxes actually saved.

Canadian Fertilizers Limited

GROWMARK owns 9% of the outstanding common stock of CFL, a Canadian variable interest entity, and elects one director to the CFL board. See Note 4—Canadian Fertilizers Limited, for additional information on CFL.

KEYTRADE AG

We own 50% of the common shares of KEYTRADE AG (Keytrade), a global fertilizer trading company headquartered near Zurich, Switzerland. See Note 19—Investments in and Advances to Unconsolidated Affiliates, for additional information on Keytrade.

34.                               Condensed Consolidating Financial Information

The following condensed consolidating financial information is presented in accordance with SEC Regulation S-X Rule 3-10, Financial Statements of Guarantors and Issuers of Guaranteed Securities Registered or Being Registered, in connection with the filing of a shelf registration statement related to debt securities of CF Industries, Inc. (“CFI”) that may be offered from time to time and full and unconditional guarantees of such debt securities by CF Industries Holdings, Inc. (“Parent”) and certain 100%-owned domestic subsidiaries of CF Industries Holdings, Inc. (the Guarantor Subsidiaries”).  The condensed consolidating financial information reflects the assumption, and our expectation, that such guarantees will be made on a joint and several basis.  The subsidiaries of Parent other than CFI and the Guarantor Subsidiaries are referred to below as “Non-Guarantor Subsidiaries.”

Presented below are condensed consolidating statements of operations and statements of cash flows for Parent, CFI, the Guarantor Subsidiaries and the Non-Guarantor Subsidiaries for each of the three years ended December 31, 2009, 2008 and 2007 and condensed consolidating balance sheets for Parent, CFI, the Guarantor Subsidiaries and the Non-Guarantor Subsidiaries as of December 31, 2009 and 2008.  The investments in subsidiaries in these consolidating financial statements are presented on the equity method.  Under this method, our investments are recorded at cost and adjusted for our ownership share of a subsidiary’s cumulative results of operations, distributions and other equity changes.  The eliminating entries reflect primarily intercompany transactions such as sales, accounts receivable and accounts payable and the elimination of equity investments and earnings of subsidiaries.  The condensed financial information presented below is not necessarily indicative of the financial position, results of operation or cash flow of Parent, CFI, the Guarantor Subsidiaries and the Non-Guarantor Subsidiaries on a stand-alone basis.

Condensed, Consolidating Statement of Operations

	Year ended December 31, 2009
			Guarantor	Non-Guarantor
	Parent	CFI	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(in millions)

Net sales	$—	$2,462.5	$—	$429.2	$(283.3)	$2,608.4
Cost of sales	—	1,706.9	—	185.1	(123.0)	1,769.0
Gross margin	—	755.6	—	244.1	(160.3)	839.4
Selling, general and administrative	1.9	60.0	—	1.0	—	62.9
Other operating - net	53.4	43.2	—	0.1	—	96.7
Operating earnings (loss)	(55.3)	652.4	—	243.0	(160.3)	679.8
Interest expense	—	1.3	—	0.4	(0.2)	1.5
Interest income	—	(2.8)	—	(1.9)	0.2	(4.5)
Net (earnings) loss of wholly-owned subsidiaries	(411.7)	(3.1)	—	—	414.8	—
Other non-operating - net	—	(12.8)	—	—	—	(12.8)
Earnings before income taxes and equity in loss of unconsolidated affiliates	356.4	669.8	—	244.5	(575.1)	695.6
Income tax provision (benefit)	(9.2)	257.3	—	(2.1)	—	246.0
Equity in loss of unconsolidated affiliates - net of taxes	—	(0.8)	—	(0.3)	—	(1.1)
Net earnings	365.6	411.7	—	246.3	(575.1)	448.5
Less: Net earnings attributable to the noncontrolling interest	—	—	—	243.2	(160.3)	82.9
Net earnings attributable to common stockholders	$365.6	$411.7	$—	$3.1	$(414.8)	$365.6

Condensed, Consolidating Balance Sheet

	December 31, 2009
			Guarantor	Non-Guarantor
	Parent	CFI	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$—	$663.0	$—	$34.1	$—	$697.1
Short-term investments	—	185.0	—	—	—	185.0
Accounts receivable	—	93.2	—	256.0	(181.8)	167.4
Inventories - net	—	188.6	—	19.2	—	207.8
Prepaid income taxes	—	14.7	—	—	—	14.7
Deferred income taxes	2.2	—	—	—	(2.2)	—
Other	—	9.5	—	1.6	—	11.1
Total current assets	2.2	1,154.0	—	310.9	(184.0)	1,283.1
Property, plant and equipment - net	—	745.2	—	48.6	—	793.8
Goodwill	—	0.9	—	—	—	0.9
Asset retirement obligation escrow account	—	36.5	—	—	—	36.5
Investments in and advances to unconsolidated affiliates	1,672.2	90.6	—	44.5	(1,761.7)	45.6
Investments in auction rate securities	—	133.9	—	—	—	133.9
Investment in marketable equity securities	—	160.2	—	—	—	160.2
Due from affiliates	54.5	—	—	1.0	(55.5)	—
Other assets	—	35.1	—	5.8	—	40.9
Total assets	$1,728.9	$2,356.4	$—	$410.8	$(2,001.2)	$2,494.9
Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$—	$151.2	$—	$24.2	$(2.9)	$172.5
Customer advances	—	159.5	—	—	—	159.5
Deferred income taxes	—	53.7	—	—	(1.1)	52.6
Distributions payable to noncontrolling interest	—	—	—	271.0	(178.9)	92.1
Other	—	3.1	—	—	—	3.1
Total current liabilities	—	367.5	—	295.2	(182.9)	479.8
Notes payable	—	—	—	13.8	(9.1)	4.7
Deferred income taxes	—	70.2	—	(0.9)	(1.0)	68.3
Due to affiliates	—	55.5	—	—	(55.5)	—
Other noncurrent liabilities	—	191.0	—	6.3	(0.1)	197.2
Equity:
Stockholders’ equity:
Preferred stock	—	—	—	65.3	(65.3)	—
Common stock	0.5	—	—	0.1	(0.1)	0.5
Paid-in capital	723.5	739.8	—	43.7	(783.5)	723.5
Retained earnings (Accumulated deficit)	1,048.1	975.6	—	(5.1)	(970.5)	1,048.1
Accumulated other comprehensive income (loss)	(43.2)	(43.2)	—	(7.6)	50.8	(43.2)
Total stockholders’ equity	1,728.9	1,672.2	—	96.4	(1,768.6)	1,728.9
Noncontrolling interest	—	—	—	—	16.0	16.0
Total equity	1,728.9	1,672.2	—	96.4	(1,752.6)	1,744.9
Total liabilities and equity	$1,728.9	$2,356.4	$—	$410.8	$(2,001.2)	$2,494.9

Condensed, Consolidating Statement of Cash Flows

	Year ended December 31, 2009
			Guarantor	Non-Guarantor
	Parent	CFI	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(in millions)
Operating Activities:
Net earnings	$365.6	$411.7	$—	$246.3	$(575.1)	$448.5
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation, depletion and amortization	—	88.7	—	12.3	—	101.0
Deferred income taxes	(2.2)	47.9	—	—	—	45.7
Stock compensation expense	6.6	—	—	—	—	6.6
Excess tax benefit from stock-based compensation	(4.6)	—	—	—	—	(4.6)
Unrealized (gain) loss on derivatives	—	(87.5)	—	—	—	(87.5)
Inventory valuation allowance	—	(57.0)	—	—	—	(57.0)
(Gain) on sale of marketable equity securities	—	(11.9)	—	—	—	(11.9)
Loss (gain) on disposal of property, plant and equipment	—	0.7	—	—	—	0.7
Equity in loss (earnings) of unconsolidated affiliates - net of taxes	—	0.8	—	0.3	—	1.1
Equity in loss (earnings) of consolidated affiliates - net of taxes	(411.7)	(163.4)	—	—	575.1	—
Due to / from affiliates - net	40.2	(40.4)	—	0.2	—	—
Changes in:
Accounts receivable	—	(8.7)	—	30.0	—	21.3
Margin deposits	—	10.8	—	0.6	—	11.4
Inventories	—	441.5	—	(1.2)	—	440.3
Prepaid product and expenses	—	—	—	—	—	—
Accrued income taxes	—	2.2	—	—	—	2.2
Accounts payable and accrued expenses	—	(37.7)	—	(1.5)	—	(39.2)
Product exchanges - net	—	0.4	—	—	—	0.4
Customer advances - net	—	(188.3)	—	—	—	(188.3)
Other - net	(1.7)	(7.9)	—	0.7	—	(8.9)
Net cash provided by (used in) operating activities	(7.8)	401.9	—	287.7	—	681.8
Investing Activities:
Additions to property, plant and equipment	—	(218.2)	—	(17.5)	—	(235.7)
Proceeds from sale of property, plant and equipment	—	9.3	—	—	—	9.3
Purchases of short-term and auction rate securities	—	(304.9)	—	—	—	(304.9)
Sales and maturities of short-term and auction rate securities	—	180.4	—	—	—	180.4
Purchases of marketable equity securities	—	(247.2)	—	—	—	(247.2)
Sale of marketable equity securities	—	68.0	—	—	—	68.0
Return of capital from marketable equity securities	—	52.4	—	—	—	52.4
Deposit to asset retirement obligation escrow account	—	(7.5)	—	—	—	(7.5)
Other - net	—	(2.5)	—	—	—	(2.5)
Net cash provided by (used in) investing activities	—	(470.2)	—	(17.5)	—	(487.7)
Financing Activities:
Dividends paid on common stock	(19.4)	—	—	—	—	(19.4)
Dividends to / from affiliates	19.4	(19.4)	—	—	—	—
Distributions to noncontrolling interest	—	204.6	—	(316.9)	—	(112.3)
Issuances of common stock under employee stock plans	3.2	—	—	—	—	3.2
Excess tax benefit from stock-based compensation	4.6	—	—	—	—	4.6
Other - net	—	(0.2)	—	0.2	—	—
Net cash provided by (used in) financing activities	7.8	185.0	—	(316.7)	—	(123.9)
Effect of exchange rate changes on cash and cash equivalents	—	(32.1)	—	34.0	—	1.9
Increase (decrease) in cash and cash equivalents	—	84.6	—	(12.5)	—	72.1
Cash and cash equivalents at beginning of period	—	578.4	—	46.6	—	625.0
Cash and cash equivalents at end of period	$—	$663.0	$—	$34.1	$—	$697.1

Condensed, Consolidating Statement of Operations

	Year ended December 31, 2008
			Guarantor	Non-Guarantor
	Parent	CFI	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(in millions)
Net sales	$—	$3,670.5	$—	$710.9	$(460.3)	$3,921.1
Cost of sales	—	2,567.6	—	378.1	(247.3)	2,698.4
Gross margin	—	1,102.9	—	332.8	(213.0)	1,222.7
Selling, general and administrative	1.7	64.7	—	1.6	—	68.0
Other operating - net	—	4.5	—	—	—	4.5
Operating earnings (loss)	(1.7)	1,033.7	—	331.2	(213.0)	1,150.2
Interest expense	—	1.4	—	0.7	(0.5)	1.6
Interest income	—	(24.9)	—	(1.7)	0.5	(26.1)
Net (earnings) loss of wholly-owned subsidiaries	(685.7)	(5.0)	—	—	690.7	—
Other non-operating - net	—	(1.5)	—	0.8	—	(0.7)
Earnings before income taxes and equity in earnings of unconsolidated affiliates	684.0	1,063.7	—	331.4	(903.7)	1,175.4
Income tax provision (benefit)	(0.6)	378.0	—	0.7	—	378.1
Equity in earnings of unconsolidated affiliates - net of taxes	—	—	—	4.2	—	4.2
Net earnings	684.6	685.7	—	334.9	(903.7)	801.5
Less: Net earnings attributable to the noncontrolling interest	—	—	—	329.9	(213.0)	116.9
Net earnings attributable to common stockholders	$684.6	$685.7	$—	$5.0	$(690.7)	$684.6

Condensed, Consolidating Balance Sheet

	December 31, 2008
			Guarantor	Non-Guarantor
	Parent	CFI	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$—	$578.4	$—	$46.6	$—	$625.0
Accounts receivable	—	108.6	—	272.9	(206.4)	175.1
Inventories - net	—	573.1	—	15.5	—	588.6
Prepaid income taxes	—	26.3	—	—	—	26.3
Other	—	16.3	—	1.9	—	18.2
Total current assets	—	1,302.7	—	336.9	(206.4)	1,433.2
Property, plant and equipment - net	—	624.8	—	37.1	—	661.9
Goodwill	—	0.9	—	—	—	0.9
Asset retirement obligation escrow account	—	28.8	—	—	—	28.8
Investments in and advances to unconsolidated affiliates	1,248.1	74.7	—	44.8	(1,322.8)	44.8
Investments in auction rate securities	—	177.8	—	—	—	177.8
Due from affiliates	90.1	—	—	1.1	(91.2)	—
Other assets	—	34.8	—	5.4	—	40.2
Total assets	$1,338.2	$2,244.5	$—	$425.3	$(1,620.4)	$2,387.6
Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$0.1	$190.2	$—	$23.1	$(5.5)	$207.9
Income taxes payable	—	14.0	—	0.1	—	14.1
Customer advances	—	347.8	—	—	—	347.8
Notes payable	—	—	—	11.9	(7.8)	4.1
Deferred income taxes	—	52.1	—	—	—	52.1
Distributions payable to noncontrolling interest	—	—	—	299.1	(193.1)	106.0
Other	—	86.1	—	—	—	86.1
Total current liabilities	0.1	690.2	—	334.2	(206.4)	818.1
Deferred income taxes	—	6.5	—	(0.3)	—	6.2
Due to affiliates	—	91.2	—	—	(91.2)	—
Other noncurrent liabilities	—	208.5	—	4.1	—	212.6
Equity:
Stockholders’ equity:
Preferred stock	—	—	—	65.3	(65.3)	—
Common stock	0.5	—	—	0.1	(0.1)	0.5
Paid-in capital	709.4	739.9	—	43.5	(783.4)	709.4
Retained earnings (Accumulated deficit)	703.4	583.4	—	(8.2)	(575.2)	703.4
Accumulated other comprehensive income (loss)	(75.2)	(75.2)	—	(13.4)	88.6	(75.2)
Total stockholders’ equity	1,338.1	1,248.1	—	87.3	(1,335.4)	1,338.1
Noncontrolling interest	—	—	—	—	12.6	12.6
Total equity	1,338.1	1,248.1	—	87.3	(1,322.8)	1,350.7
Total liabilities and equity	$1,338.2	$2,244.5	$—	$425.3	$(1,620.4)	$2,387.6

Condensed, Consolidating Statement of Cash Flows

	Year ended December 31, 2008
			Guarantor	Non-Guarantor
	Parent	CFI	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(in millions)
Operating Activities:
Net earnings	$684.6	$685.7	$—	$334.9	$(903.7)	$801.5
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation, depletion and amortization	—	85.9	—	14.9	—	100.8
Deferred income taxes	—	26.4	—	—	—	26.4
Stock compensation expense	8.3	—	—	—	—	8.3
Excess tax benefit from stock-based compensation	(24.3)	—	—	—	—	(24.3)
Unrealized (gain) loss on derivatives	—	63.8	—	—	—	63.8
Inventory valuation allowance	—	57.0	—	—	—	57.0
Loss (gain) on disposal of property, plant and equipment	—	(6.3)	—	0.1	—	(6.2)
Equity in earnings of unconsolidated affiliates - net of taxes	—	—	—	(4.2)	—	(4.2)
Equity in loss (earnings) of consolidated affiliates - net of taxes	(685.7)	(218.0)		—	903.7	—
Due to / from affiliates - net	(17.4)	15.9		1.5	—	—
Changes in:
Accounts receivable	—	89.0	—	(129.4)	(3.6)	(44.0)
Margin deposits	—	(10.8)	—	(0.6)	—	(11.4)
Inventories	—	(407.9)	—	(8.8)	—	(416.7)
Prepaid product and expenses	—	19.7	—	(0.1)	—	19.6
Accrued income taxes	—	9.8	—	—	—	9.8
Accounts payable and accrued expenses	—	5.6	—	(1.9)	—	3.7
Product exchanges - net	—	4.6	—	—	—	4.6
Customer advances - net	—	42.0	—	—	—	42.0
Other - net	—	8.3	—	(0.4)	—	7.9
Net cash provided by (used in) operating activities	(34.5)	470.7	—	206.0	(3.6)	638.6
Investing Activities:
Additions to property, plant and equipment	—	(138.3)	—	(3.5)	—	(141.8)
Proceeds from sale of property, plant and equipment	—	10.4	—	—	—	10.4
Purchases of short-term and auction rate securities	—	(638.2)	—	—	—	(638.2)
Sales and maturities of short-term and auction rate securities	—	934.1	—	—	—	934.1
Deposit to asset retirement obligation escrow account	—	(6.2)	—	—	—	(6.2)
Other - net	—	1.2	—	—	—	1.2
Net cash provided by (used in) investing activities	—	163.0	—	(3.5)	—	159.5
Financing Activities:
Dividends paid on common stock	(22.0)	—	—	—	—	(22.0)
Dividends to / from affiliates	522.2	(522.2)				—
Distributions to noncontrolling interest	—	111.4	—	(164.1)	—	(52.7)
Issuances of common stock under employee stock plans	10.1	—	—	—	—	10.1
Purchase of treasury stock	(500.2)	—	—	—	—	(500.2)
Excess tax benefit from stock-based compensation	24.3	—	—	—	—	24.3
Other - net	—	—	—	—	—	—
Net cash provided by (used in) financing activities	34.4	(410.8)	—	(164.1)	—	(540.5)
Effect of exchange rate changes on cash and cash equivalents	—	26.6	—	(25.7)	—	0.9
Increase (decrease) in cash and cash equivalents	(0.1)	249.5	—	12.7	(3.6)	258.5
Cash and cash equivalents at beginning of period	0.1	328.9	—	33.9	3.6	366.5
Cash and cash equivalents at end of period	$—	$578.4	$—	$46.6	$—	$625.0

Condensed, Consolidating Statement of Operations

	Year ended December 31, 2007
			Guarantor	Non-Guarantor
	Parent	CFI	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(in millions)
Net sales	$—	$2,599.1	$—	$470.9	$(313.3)	$2,756.7
Cost of sales	—	1,986.7	—	303.8	(203.8)	2,086.7
Gross margin	—	612.4	—	167.1	(109.5)	670.0
Selling, general and administrative	1.8	62.7	—	0.7	—	65.2
Other operating - net	—	3.2	—	—	—	3.2
Operating earnings (loss)	(1.8)	546.5	—	166.4	(109.5)	601.6
Interest expense	—	1.5	—	0.9	(0.7)	1.7
Interest income	—	(23.7)	—	(1.4)	0.7	(24.4)
Net (earnings) loss of wholly-owned subsidiaries	(373.8)	(3.2)			377.0	—
Other non-operating - net	—	(1.6)	—	—		(1.6)
Earnings before income taxes and equity in earnings of unconsolidated affiliates	372.0	573.5	—	166.9	(486.5)	625.9
Income tax provision (benefit)	(0.7)	199.7	—	0.5	—	199.5
Equity in earnings of unconsolidated affiliates - net of taxes	—	—	—	0.9	—	0.9
Net earnings	372.7	373.8	—	167.3	(486.5)	427.3
Less: Net earnings attributable to the noncontrolling interest	—	—	—	164.1	(109.5)	54.6
Net earnings attributable to common stockholders	$372.7	$373.8	$—	$3.2	$(377.0)	$372.7

Condensed, Consolidating Statement of Cash Flows

	Year ended December 31, 2007
			Guarantor	Non-Guarantor
	Parent	CFI	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(in millions)
Operating Activities:
Net earnings	$372.7	$373.8	$—	$167.3	$(486.5)	$427.3
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation, depletion and amortization	—	73.7	—	10.8	—	84.5
Deferred income taxes	—	47.1	—	0.9	—	48.0
Stock compensation expense	9.7	—	—	—	—	9.7
Excess tax benefit from stock-based compensation	(13.3)	—	—	—	—	(13.3)
Unrealized (gain) loss on derivatives	—	(17.0)	—	—	—	(17.0)
Loss (gain) on disposal of property, plant and equipment	—	0.2	—	(0.2)	—	—
Equity in earnings of unconsolidated affiliates - net of taxes	—	—	—	(0.9)	—	(0.9)
Equity in loss (earnings) of consolidated affiliates - net of taxes	(373.8)	(112.7)	—	—	486.5	—
Due to / from affiliates - net	(25.0)	24.5	—	0.5	—	—
Changes in:
Accounts receivable	—	45.2	—	(77.3)	3.6	(28.5)
Margin deposits	—	2.8	—	8.9	—	11.7
Inventories	—	(61.7)	—	8.1	—	(53.6)
Prepaid product and expenses	—	(20.8)	—	0.1	—	(20.7)
Accrued income taxes	—	14.0	—	—	—	14.0
Accounts payable and accrued expenses	(0.1)	31.8	—	(0.4)	—	31.3
Product exchanges - net	—	(3.5)	—	—	—	(3.5)
Customer advances - net	—	203.1	—	—	—	203.1
Other - net	—	2.2	—	(4.2)	—	(2.0)
Net cash provided by (used in) operating activities	(29.8)	602.7	—	113.6	3.6	690.1
Investing Activities:
Additions to property, plant and equipment	—	(87.7)	—	(17.4)	—	(105.1)
Proceeds from sale of property, plant and equipment	—	3.9	—	0.2	—	4.1
Purchases of short-term and auction rate securities	—	(1,140.5)	—	—	—	(1,140.5)
Sales and maturities of short-term and auction rate securities	—	946.2	—	—	—	946.2
Deposit to asset retirement obligation escrow account	—	(9.4)	—	—	—	(9.4)
Investment in unconsolidated affiliates	—	—	—	(26.8)	—	(26.8)
Advances to unconsolidated affiliates	—	—	—	(12.8)	—	(12.8)
Other - net	—	1.2	—	—	—	1.2
Net cash provided by (used in) investing activities	—	(286.3)	—	(56.8)	—	(343.1)
Financing Activities:
Dividends paid on common stock	(4.5)	—	—	—	—	(4.5)
Dividends to / from affiliates	4.5	(4.5)				—
Distributions to noncontrolling interest	—	59.2	—	(89.2)	—	(30.0)
Issuances of common stock under employee stock plans	16.6	—	—	—	—	16.6
Excess tax benefit from stock-based compensation	13.3	—	—	—	—	13.3
Other - net	—	(39.5)	—	39.2	—	(0.3)
Net cash provided by (used in) financing activities	29.9	15.2	—	(50.0)	—	(4.9)
Effect of exchange rate changes on cash and cash equivalents	—	(12.0)	—	11.0	—	(1.0)
Increase in cash and cash equivalents	0.1	319.6	—	17.8	3.6	341.1
Cash and cash equivalents at beginning of period	—	9.3	—	16.1	—	25.4
Cash and cash equivalents at end of period	$0.1	$328.9	$—	$33.9	$3.6	$366.5

35.                          Quarterly Data—Unaudited

The following tables present the unaudited quarterly results of operations for the eight quarters ended December 31, 2009. This quarterly information has been prepared on the same basis as the consolidated financial statements and, in the opinion of management, reflects all adjustments necessary for the fair representation of the information for the periods presented. This data should be read in conjunction with the audited financial statements and related disclosures. Operating results for any quarter apply to that quarter only and are not necessarily indicative of results for any future period.

	Three Months Ended
	March 31	June 30	September 30	December 31		Full Year
	(in millions, except per share amounts)

2009

Net sales	$680.6	$991.0	$430.1	$506.7		$2,608.4
Gross margin	162.3	427.0	124.0	126.1		839.4
Unrealized gains (losses) on derivatives (1)	48.6	34.3	1.9	2.7		87.5
Net earnings attributable to common stockholders	62.7	213.0	38.5	51.4		365.6
Net earnings per share attributable to common stockholders
Basic	1.29	4.40	0.79	1.06		7.54
Diluted	1.28	4.33	0.78	1.04		7.42

2008

Net sales	$667.3	$1,161.0	$1,020.8	$1,072.0		$3,921.1
Gross margin	271.2	469.9	120.9	360.7	(2)	1,222.7
Unrealized gains (losses) on derivatives (1)	69.6	83.2	(251.0)	34.4		(63.8)
Net earnings attributable to common stockholders	158.8	288.6	47.1	190.1	(2)	684.6
Net earnings per share attributable to common stockholders
Basic	2.82	5.11	0.83	3.63		12.35
Diluted	2.76	5.01	0.82	3.59		12.13

(1)                                     Amounts represents pre-tax unrealized gains (losses) on derivatives included in gross margin. See Note 27—Derivative Financial Instruments, for additional information.

(2)                                     In the fourth quarter of 2008, gross margin and net earnings included a write-down of phosphate and potash inventories totaling $57.0 million ($37.1 million net of taxes) (see Note 17—Inventories—Net).

36.          Subsequent Events

In January 2010, CF Holdings sold 5.0 million shares of Terra common stock. As a result of these sales, in the first quarter of 2010 we received proceeds of $167.1 million and will report a pre-tax gain of $28.3 million on the sale of the Terra shares.

For further discussion on subsequent events see Note 9 — Business Combination Activities and Subsequent Events.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
CF Industries Holdings, Inc.:

Under date of February 25, 2010, except for Notes 9, 34, and 36, as to which the date is April 15, 2010, we reported on the consolidated balance sheets of CF Industries Holdings, Inc. and subsidiaries (the Company) as of December 31, 2009 and 2008, and the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows for each of the years in the three-year period ended December 31, 2009, which are included in this current report on Form 8-K.  In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule. This financial statement schedule (Schedule II—Valuation and Qualifying Accounts) is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

Chicago, Illinois

February 25, 2010

CF INDUSTRIES HOLDINGS, INC.

Schedule II—Valuation and Qualifying Accounts

	Beginning Balance	Charged to Costs and Expenses	Charge to Other Accounts	Deductions	Description	Ending Balance
Accounts receivable (in millions)
Allowance for bad debts accounts
Year ended December 31, 2009	$0.3	$—	$—	$—		$0.3
Year ended December 31, 2008	$0.3	$—	$—	$—		$0.3
Year ended December 31, 2007	$0.3	$—	$—	$—		$0.3

See Accompanying Report of Independent Registered Public Accounting Firm.